As filed with the Securities and Exchange Commission on September 9th, 2003.

FORM SB-2

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________

NARROWSTEP INC.

(Name of Small Business Issuer in its Charter)
Delaware	7371	22-1010941
(STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(IRS EMPLOYER IDENTIFICATION NUMBER)

______________________

91 New Cavendish Street

London W1W 6XE

United Kingdom

011 44 207 208 7212

(Address And Telephone Number Of Principal Executive Offices)

91 New Cavendish Street

London W1W 6XE

United Kingdom

(Address Of Principal Place Of Business Or Intended Principal Place Of Business)

______________________
Mr. Paul Robinson Narrowstep Inc. 91 New Cavendish Street London W1W 6XE United Kingdom Tel: 011 44 207 208 7212	COPY TO: James A. Berns BERNS & BERNS 1270 Avenue of the Americas New York, New York 10020 Tel: (212) 332-3320

(Name, Address And Telephone Number Of Agent For Service)

______________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering [ ].

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Minimum Aggregate Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Offering
Common Stock, $.000001 par value	9,255,200	$0.30*	N/A	$2,776,560	$225.00
Common Stock, $.000001 par value	728,000	$0.20	N/A	$145,600	12.00
TOTAL:					$237.00

*Estimated solely for the purpose of calculating the registration fee and pursuant to Rule 457.

We are registering (i) a total of 9,255,200 Shares to be sold by existing shareholders of the Company ("Selling Shareholders"), and (ii) 728,000 Shares which may be sold pursuant to the exercise of outstanding stock options. If a public trading market for the Company s Shares develops in the future, of which there can be no assurance, the Selling Shareholders may sell their Shares from time to time in such a market. Additionally, the Selling Shareholders may sell their Shares in private, negotiated transactions. The Selling Stockholders may be deemed to be underwriters of the Shares which they are offering.

We will pay the expenses of registering the Shares sold by the Selling Shareholders and the Shares which may be sold pursuant to the exercise of outstanding stock options.

-----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of The Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(A), may determine.

PART I - INFORMATION REQUIRED IN PROSPECTUS

Cross Reference Sheet Showing the Location in Prospectus of Information Required by Items of Form SB-2
	Item No. Required Item	Location of Caption in Prospectus
1.	Front of Registration Statement and Outside Front Cover Prospectus	Cover Page; Outside Front Page of Prospectus
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover
3.	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	Use of Proceeds
5.	Determination of Offering Price	Determination of Offering Price
6.	Dilution	Dilution
7.	Selling Security Holders	Shares to be Sold by Existing Shareholders
8.	Plan of Distribution	Plan of Distribution
9.	Legal Proceedings	Legal Proceedings
10.	Director, Executive Officers, Promoters and Control Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Principal Shareholders
12.	Description of Securities	Description of Securities
13.	Interest of Named Experts and Counsel	Legal Matters; Experts
14.	Disclosure of Commission Position of Indemnification for Securities Act Liabilities	Statement Concerning Indemnification
15.	Organization within Last Five Years	General Description of Business History
16.	Description of Business	General Description of Business
17.	Management s Discussion and Analysis or Plan of Operation	Plan of Operations
18.	Description of Property	Establishing Our Business
19.	Certain Relationships and Related Transactions	Related Party Transactions
20.	Market for Common Equity and Related Stockholder Matters	Trading Market for Our Shares
21.	Executive Compensation	Executive Compensation
22.	Financial Statements	Financial Statements
23.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not Applicable
PART II
24.	Indemnification of Directors and Officers	Indemnification of Directors and Officers
25.	Other Expenses of Issuance and Distribution	Other Expenses of Issuance and Distribution
26.	Recent Sales of Unregistered Securities	Recent Sales of Unregistered Securities
27.	Exhibits	Exhibits
28.	Undertakings	Undertakings

Subject To Completion, Dated _________________, 2003

PROSPECTUS

NARROWSTEP INC.

______________________

(1) 9,255,200 SHARES OF COMMON STOCK TO BE SOLD BY EXISTING SHAREHOLDERS OF THE COMPANY ("SELLING SHAREHOLDERS")

and

(2) 728,000 SHARES OF COMMON STOCK WHICH MAY BE SOLD PURSUANT TO THE EXERCISE OF OUTSTANDING STOCK OPTIONS

This Prospectus relates to (i) the sale of up to 9,255,200 shares of common stock of Narrowstep Inc. ("Shares"), a Delaware corporation, by existing shareholders of Narrowstep ("Selling Shareholders"), and (ii) 728,000 Shares which may be acquired pursuant to the exercise of stock options. We will not receive any of the proceeds from the sale of our Shares by the Selling Shareholders. If all of the options being registered are exercised, we will receive $145,600.

If a public trading market for the Company s Shares develops in the future, of which there can be no assurance, the Selling Shareholders may sell their Shares from time to time in such a market. Additionally, the Selling Shareholders may sell their Shares in private, negotiated transactions. The Selling Stockholders may be deemed to be underwriters of the Shares which they are offering.

Our Shares are not currently listed or quoted on any quotation medium.

___________________

This investment involves a high degree of risk. You should not purchase Shares unless you understand and can afford the risks involved and can afford the loss of your entire investment. See "Risk Factors" beginning on page __.

_____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

Offering Information

We are registering on behalf of 53 (Shareholders") 9,255,200 Shares. The Selling Shareholders will be selling these Shares either in the open market, if a trading market ever develops, or in private, negotiated transactions. In addition, we are registering 728,000 Shares which may be sold pursuant to the exercise of outstanding stock options.

Shares to be outstanding after the offering. 19,225,700 Shares, if all the Shares underlying the stock options being registered are purchased.

Use of proceeds. We will not receive any proceeds from the sales of the Shares by the Selling Shareholders. If all 728,000 Shares underlying the stock options are purchased, which we are registering, we will receive proceeds of $145,600, which will be added to our working capital.

TABLE OF CONTENTS

CALCULATION OF REGISTRATION FEE iii

PART I - INFORMATION REQUIRED IN PROSPECTUS iv

PART II v

PROSPECTUS vi

Offering Information vii

PROSPECTUS SUMMARY 1

THE OFFERING 1

BUSINESS 2

RISK FACTORS 2

New Business; Continued Dependence on Securing Additional Financing; Shareholder Dilution 2

Our Auditors Have Raised Concerns About Our Ability to Continue as a Going Concern 3

Competitive Disadvantage of Company 3

We Compete with TV, Cable TV, Magazines and Other Businesses for Advertising Revenues. 3

Our TV Station in a Box is Not Patented 4

Our Trademark Rights and Our Proprietary Technology Are Valuable and Any Inability to Protect Them Could Dilute Our Brand Image 4

We May Be Subject to Intellectual Property Infringement Claims, Which Are Costly to Defend and Could Limit Our Ability to Provide Certain Content or Use Certain Technologies in the Future 4

If Narrowstep Channels Do Not Increase the Number of Viewers, Our Revenues and Business Will Be Harmed 5

Our Industry Is Experiencing Consolidation That May Intensify Competition 5

Potential Acquisitions Involve Risks We May Not Adequately Address 6

The Growth of Our Business Depends On the Increased Use of the Internet For Communications, Electronic Commerce and Advertising 7

Rate of Adoption of Broadband Technologies Poses Risks To Our Business 8

We Face Significant Competition from AOL, Yahoo! And Real Networks 8

We Compete Internationally with Local Internet Service Providers That Have a Competitive Advantage 8

Our Advertising and Sponsorship Revenues Are Difficult to Forecast 8

Decreases or Delays in Advertising Spending Due to General Economic Downturns Could Harm Our Ability to Generate Advertising Revenue. 9

Financial Results for Any Particular Period Will Not Predict Results for Future Periods
9

International Operations Are Subject to Greater Risks 9

If Key Personnel Leave Unexpectedly and Are Not Replaced, We May Not Be Able to Execute Our Business Plan. 10

If We Are Unable to Hire Qualified Personnel as Required, We May Not Be Able to Execute Our Business Plan 10

We May Have Difficulty Scaling and Adapting Our Technology to Accommodate Increased Traffic and Technology Advances or Customer Requirements 10

More Individuals Are Utilizing Non-PC Devices to Access the Internet, and We May Not Be Successful in Developing Channels That Will Gain Widespread Adoption by Users of Such Devices. 11

We May Not Be Successful in Developing Marketable Advertising Services Suited for Alternative Devices 11

We Rely on the Value of the Narrowstep Brand, and the Costs of Maintaining and Enhancing Our Brand Awareness Are Increasing 12

The Successful Operation of Our Business Depends upon the Supply of Critical Elements from Other Companies and Any Interruption in That Supply Could Cause Service Interruptions, Reduce the Quality of Our Channels and Customer Service 12

Technology and Infrastructure 12

Distribution Relationships 12

Streaming Media Software 12

Content. 13

We Are Subject to U.S. and Foreign Government Regulation of the Internet, the Impact of Which Is Difficult to Predict 13

Our Operations Could Be Significantly Hindered by the Occurrence of a Natural Disaster or Other Catastrophic Event 14

Terrorist Attacks Have Contributed to Economic Instability in the United States; Continued Terrorist Attacks, War or Other Civil Disturbances Could Lead to Further Economic Instability and Depress Our Stock Price 14

Inexperience of Management 14

Conflict of Interest; Spending Time on Outside Ventures 14

Arbitrary Offering Price 15

Substantial Immediate Dilution 15

No Market For Our Shares; Potential Sales of Substantial Amounts of Shares. 15

Even if Our Stock Trades in the United States, Our Stock May be Treated as a "Penny Stock" which will Place Restrictions on Broker-Dealers Recommending the Stock For Purchase 15

Significant Control and Influence by Existing Shareholders 16

Limitation of Officers' and Directors' Liabilities under Delaware Law. 16

Volatility of Trading Market of our Shares 16

GENERAL DESCRIPTION OF BUSINESS 17

History 18

OUR TECHNOLOGY 19

ESTABLISHING OUR BUSINESS 20

LAUNCH OF HIGH.TV 20

LAUNCH OF RIG.TV 21

PLANNING AND DEVELOPING ADDITIONAL CHANNELS 22

GOVERNMENT REGULATION OF OUR BUSINESS 22

COMPETITION 25

INTELLECTUAL PROPERTY 26

SUMMARY FINANCIAL INFORMATION 26

SHARES TO BE SOLD BY EXISTING SHAREHOLDERS 27

DILUTION 30

USE OF PROCEEDS 31

Offering 31

CAPITALIZATION 32

RELATED PARTY TRANSACTIONS 32

DESCRIPTION OF CAPITAL STOCK 33

Common Stock 33

You have voting rights for your Shares 33

You have dividend rights for your Shares. 33

You have rights if we go out of business. 33

POSSIBLE ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS
AND STATUTES 34

Bylaws 34

Delaware Takeover Statute 34

TRANSFER AGENT AND REGISTRAR 35

TRADING MARKET FOR OUR SHARES 35

DIVIDENDS 37

OUTSTANDING SHARES AND SHARES THAT MAY BE SOLD IN THE FUTURE
37

MANAGEMENT 38

EXECUTIVE COMPENSATION 40

SUMMARY COMPENSATION TABLE 40

STOCK OPTION GRANTS SINCE WE WERE FORMED 40

MANAGEMENT S PLAN OF OPERATION 41

Cautionary Note On Forward-Looking Statements 41

PLAN OF OPERATIONS 43

STATEMENT CONCERNING INDEMNIFICATION 43

PRINCIPAL SHAREHOLDERS 44

SHARES WE HAVE ALREADY SOLD 46

INTEREST OF EXPERTS AND LEGAL COUNSEL 46

WHERE YOU CAN FIND MORE INFORMATION 46

REPORTS TO STOCKHOLDERS 47

PLAN OF DISTRIBUTION 47

LEGAL PROCEEDINGS 49

LEGAL MATTERS 49

EXPERTS 49

INDEX TO FINANCIAL STATEMENTS A

FINANCIAL STATEMENTS I

PART II - INFORMATION NOT REQUIRED IN Prospectus III

Item 24. Indemnification of Directors and Officers. III

Item 25. Other Expenses of Issuance and Distribution III

Item 26. Recent Sales of Unregistered Securities III

Item 27. Exhibits IV

Item 28. Undertakings V

SIGNATURES VII

The date of this Prospectus is September ___, 2003.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus shall not under any circumstances create any implication that there has not been any change in our affairs since the date hereof; however, any changes that may have occurred are not material to an investment decision. In the event there have been any material changes in our affairs, a post-effective amendment will be filed. We reserve the right to reject any offer, in whole or in part, for the purchase of any of the Shares offered for any reason, or for no reason whatsoever.

Until 90 days after the date of this Prospectus, all dealers effecting transactions in the Shares, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters to their unsold allotments or subscriptions.

The information in this Prospectus is not complete and may be changed. The Company and the Selling Shareholders may not sell any Shares until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. You should read the following summary together with the more detailed information regarding Narrowstep Inc. ("Narrowstep," "Us," "We," "Our," or "the Company") and our financial statements and the related notes appearing elsewhere in this Prospectus.

THE OFFERING

Securities offered

(i) 9,255,200 Shares of common stock,

$.000001 par value ("Shares"), being offered by existing shareholders of the Company ("Selling Shareholders"), and (ii) 728,000 Shares which may be purchased pursuant to the exercise of outstanding stock options, at an exercise price of $0.20 per Share.

Common stock outstanding prior to the Offering	18,497,700 Shares
Common stock to be outstanding after the Offering, assuming all stock options being registered are exercised.	19,225,700 Shares

BUSINESS

We are in the business of developing, producing, transmitting and managing via the Internet TV-like channels of streaming video broadcasts which are tailored for, and targeted to, specific audiences. We also offer a comprehensive range of related services to third parties which facilitate channel development including consulting, channel design, maintenance and operation, and content production.

RISK FACTORS

The Shares offered hereby are speculative and involve a high degree of risk. You should carefully consider the risks described below, along with all of the other information included in this prospectus, when making a decision whether to purchase any Shares offered in this prospectus. Please be aware that the risks and uncertainties described below are not the only ones facing our Company. It is not possible to describe every contingency or event that could have a negative impact on us and our Shares. If any of the following risks or uncertainties described below actually occurs, our business, financial condition or operating results could be materially harmed. In such case, the trading price of our Shares could decline, and investors in our Shares could lose all or part of their investment. Furthermore, this prospectus contains "forward-looking statements" within the meaning of the securities laws. Actual results and performance and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of certain risks and uncertainties set forth below and elsewhere in this prospectus. You should carefully consider the following Risk Factors, the discussion under the caption "Cautionary Note on Forward-Looking Statements," on page 41 and the other information in this prospectus before buying or selling any of our Shares.

New Business; Continued Dependence on Securing Additional Financing; Shareholder Dilution. We were incorporated as a start-up business on May 9, 2002. Accordingly, our Company is subject to all of the risks attendant to new business ventures including, without limitation, raising capital, acquiring or developing services and products which function as intended, entering into strategic relationships with other companies, securing appropriate leased space for offices, obtaining necessary personnel, establishing and/or penetrating markets for our services and products, and achieving profitable operations, of which there can be no assurance. Investors should not purchase any Shares unless they are prepared, and can afford, to lose their entire investment. As a new business having extremely limited sales and revenues, our Management anticipates that we will be dependent over the foreseeable future upon securing additional financing, of which there can be no assurance. In order to obtain additional financing, if it is even available, it is likely that we will sell additional Shares or financial instruments which are exchangeable or convertible into Shares, resulting in substantial dilution to all shareholders.

Our Auditors Have Raised Concerns About Our Ability to Continue as a Going Concern. Our independent certified public accountants in their report on our consolidated financial statements as of and for the period ended February 28, 2003 include an explanatory paragraph related to our ability to continue as a going concern. This audit report, and the related underlying facts, may make it challenging and difficult for us to raise additional funds, either with equity or debt, to the extent needed for our continued operations or for planned increases, particularly if we are unable to attain and maintain profitable operations in the future. Consequently, future losses may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows. We urge potential investors to review the report of our independent certified public accountants and our consolidated financial statements before making a decision to invest in our Company, and not to invest in our Shares unless they can afford the potential loss of their investment.

Competitive Disadvantage of Company. Narrowstep s Internet channels compete not only with offerings and services provided by other companies, such as RealNetworks and Yahoo!, most of which have substantially greater financial, marketing, and technical expertise than we do, but with conventional broadcast and cable television, as well, which also rely on advertising revenues for their success. There can be no assurance that Narrowstep Internet channels and our related services will ever receive commercial acceptance, and that there will ever be any meaningful sales and revenues. Furthermore, new companies may emerge at any time with Internet channels and services that are superior, or that the marketplace perceives are superior, to ours. We may be liable to price discrimination and the undercutting of prices by other companies with greater resources. If this occurs, we would be materially and adversely affected.

We Compete with TV, Cable TV, Magazines and Other Businesses for Advertising Revenues. We, like many other businesses, compete for the business of advertisers and sponsors. Generating and maintaining revenues is critical to our success. If we are unable to generate and maintain a strong, reliable and continuing revenue stream from advertisers and sponsors for the Internet channels owned or partially owned by us, or channels which we plan to operate and maintain for third parties, we will not be profitable. Moreover without such strong revenues, it is highly possible or even likely that the demand for our other related services will decrease. Not only do we compete for viewers and advertising revenues with other Internet-based video offerings by Yahoo! and Real Networks (which, generate subscription revenues and viewer loyalty) and other companies with substantial Internet relationships and presence such as AOL and Microsoft, we also compete with other established media such as traditional broadcast TV, cable TV, magazines and others for advertising revenues. To date, the Internet has had a poor record of being able to support Internet businesses which depend primarily upon advertising revenues for profitability. There can be no assurance that Narrowstep can successfully compete with established Internet companies and traditional media for advertising revenues.

Our TV Station in a Box is Not Patented. We have neither patented our core technology, "TV Station in a Box" nor copyrighted our software. And we do not intend to seek any such intellectual property protection in the future. This means that it is possible for third parties to utilize our technology, or elements of it, if they are able to gain access to it. Although we take steps to protect our technology from misappropriation, such steps may be inadequate to prevent copying and/or unauthorized use. If third parties misappropriate our technology or develop or acquire from third parties substantially similar technology, our ability to compete and promote our business could be materially and adversely affected.

Our Trademark Rights and Our Proprietary Technology Are Valuable and Any Inability to Protect Them Could Dilute Our Brand Image. We regard our Narrowstep trademark, and our rights to certain domain names, including High.TV, as important to our success. Effective trademark protection may not be available in every country in which our channels are viewed, and our services and technologies are offered. Further, the limited efforts we have taken to protect our proprietary rights may not be sufficient or effective. We do not have patent or copyright protection for any of our technology. If we are unable to protect our trademarks from unauthorized use, our brand image may be harmed. Although we attempt to ensure that the quality of our brand is maintained, third party Narrowstep channel owners may take actions that could impair the value of our proprietary rights or the reputation of Narrowstep channels, technology and services. Any impairment of our brand image could cause our stock price to drop. In addition, protecting our trademarks and other intellectual property can be expensive. Any unauthorized use of our intellectual property could make it more expensive to do business and consequently harm our operating results. In turn, this could harm the results of our business and lower our stock price.

We May Be Subject to Intellectual Property Infringement Claims, Which Are Costly to Defend and Could Limit Our Ability to Provide Certain Content or Use Certain Technologies in the Future. We believe many parties are developing and offering technologies and related services which compete with us. We believe that many of these parties will continue to take steps to protect these technologies, including, but not limited to, seeking patent and copyright protection. As a result, disputes regarding the ownership of these technologies and rights associated with them could likely arise in the future. From time to time, parties could assert patent infringement claims against us in the form of letters, lawsuits and other forms of communications. These could be very expensive and time covering for us to address, defend and seek to resolve, with no assurances that we would ultimately succeed.

In the event that there is a determination that we have infringed third-party proprietary rights such as patents, copyrights, trademark rights, trade secret rights or other third party rights such as publicity and privacy rights, we could incur substantial monetary liability or be prevented from using the rights, which could require us to change our business practices in the future.

If Narrowstep Channels Do Not Increase the Number of Viewers, Our Revenues and Business Will Be Harmed. Viewers of Narrowstep channels may stop viewing Narrowstep channels for many reasons, including a lack of attractive or exclusive content of the channels, difficulty experienced by viewers in accessing a channel, quality of transmission, and customer service issues which are not satisfactorily resolved, and competing websites, channels, TV, cable TV and other media. In order to increase viewer numbers and advertising and sponsorship revenues, we must continue to add new viewers, while minimizing the rate of loss of existing viewers. If our marketing and promotional activities fail to add significant numbers of new viewers, or if too many Narrowstep channel for viewers reduce or stop viewing our revenues and business will suffer. In addition, if the costs of such marketing and promotional activities increase in order to add new viewers, our margins and operating results will suffer.

Our Industry Is Experiencing Consolidation That May Intensify Competition. The Internet and media distribution industries are undergoing substantial change which has resulted in increasing consolidation and a proliferation of strategic transactions. Many companies in these industries have been going out of business or are being acquired by competitors. As a result, we are increasingly competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue their relationships with us, resulting in the loss of channel distribution capabilities and services or the loss of certain enhancements or value-added features of our channels;

competitors could obtain exclusive access to desirable content and prevent that content from being available to us, resulting in a decrease in the numbers of viewers of Narrowstep channels, hurting our ability to attract advertisers to Narrowstep channels;

suppliers of important or emerging technologies could be acquired by a competitor or other company which could prevent us from being able to utilize such technologies, disadvantaging us;

a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with us; and

other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for Narrowstep channels and services. Any of these events could put us at a competitive disadvantage which could cause Narrowstep channels to lose viewers and advertising revenues. They could also force us to expend greater resources to meet new or additional competitive threats, which could also harm our operating results.

Potential Acquisitions Involve Risks We May Not Adequately Address. As part of our business strategy, we may acquire in the future other businesses and technologies. The failure to adequately understand and address the financial, legal and operational risks raised by acquisitions of technology and businesses could harm our business. Acquisition or business combination transactions are accompanied by a number of significant risks. Financial risks related to acquisitions may harm our financial position, reported operating results or stock price, and include:

potentially dilutive issuances of equity securities;

use of cash resources;

incurring debt and contingent liabilities;

large write-offs and difficulties in assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the life of the asset; and

amortization expenses related to other intangible assets. Acquisitions also involve operational risks that could harm our existing operations or prevent realization of anticipated benefits from an acquisition. These operational risks include:

difficulties in assimilating the operations, products, technology, information systems or personnel of the acquired company;

diversion of our management s attention from other business concerns and the potential disruption of our ongoing business;

the difficulty of incorporating acquired technology or content and rights into our channels and service offerings, and unanticipated expenses related to such incorporation;

impairment of relationships with Narrowstep channel owners, our employees, affiliates, advertisers and content providers;

inability to maintain uniform standards, controls, procedures and policies;

the assumption of known and unknown liabilities of the acquired company;

entrance into markets in which we have no direct prior experience; and

subsequent loss of key employees of the acquired company.

The Growth of Our Business Depends On the Increased Use of the Internet For Communications, Electronic Commerce and Advertising. The growth of our business depends on the continued growth of the Internet as a medium for media consumption, communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of entertainment and media information. Our success also depends on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium. We believe that other Internet-related issues, such as security, privacy, reliability, cost, speed, ease of use and access, quality of service and necessary increases in bandwidth availability, remain largely unresolved and may affect the amount and type of business that is conducted over the Internet, and our ability to establish and operate Narrowstep channels and provide related services. This, in turn, would ultimately impact our business results and prospects.

If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality video content. As a result, its performance and reliability may decline. In addition, Internet sites have experienced interruptions in service as a result of outages, system attacks and other delays occurring throughout the Internet network infrastructure. If these outages, attacks or delays occur frequently or on a broad scale in the future, Internet usage, as well as the viewers of our Narrowstep channels, could grow more slowly or even decline.

Rate of Adoption of Broadband Technologies Poses Risks To Our Business. We believe that increased Internet use, and especially the increased viewership of video content over the Internet, depends on the availability of greater bandwidth or data transmission speeds (also known as broadband transmission). If broadband technologies do not become widely available or widely adopted, Narrowstep channels and services may not achieve broad market acceptance and our business and prospects could be harmed. To date, we believe that broadband technologies have been adopted at a slower rate than expected, which we believe has slowed the level of viewing of Internet video offerings and may harm our business and prospects if the rate of adoption does not increase.

We Face Significant Competition from AOL, Yahoo! And Real Networks. The combination of America Online and Time Warner in 2000 has provided America Online with content from Time Warner's movie and television, music, books and periodicals, news, sports and other media holdings; access to a network of cable and other broadband delivery technologies; and considerable resources for future growth and expansion. The America Online/Time Warner combination has also provided America Online with access to a broad potential customer base consisting of Time Warner's current customers and subscribers of its various media properties. AOL has publicly announced that it is interested in expanding its Internet video offerings, which could include specialized channels, such as Narrowstep s channels, as well as a broader range of video-based offerings. We also face substantial competition from Yahoo! and Real Networks which offer certain broadcast services. With established customer bases, (the majority of which have some degree of loyalty to these companies because viewers pay monthly subscription fees), and their substantial technical, financial and other resources and brand recognition, these companies pose substantial competitive threats to us.

We Compete Internationally with Local Internet Service Providers That Have a Competitive Advantage. On an international level, we compete directly with local companies and providers which have several advantages, including greater knowledge about the particular country or local market and access to significant financial or strategic resources in such local markets. We must continue to obtain more knowledge about Narrowstep channel viewers and their preferences, deepen our relationships with these viewers as well as increase our branding and other marketing activities in order to be competitive and strengthen our market positions internationally.

Our Advertising and Sponsorship Revenues Are Difficult to Forecast. Our ability to achieve substantial advertising and sponsorship revenue depends upon:

growth of Narrowstep channels and viewers of these channels;

establishing and broadening our relationships with advertisers;

our channels being attractive to advertisers;

our ability to derive better demographic and other information about Narrowstep channel viewers; and

increased acceptance by advertisers of the Internet as a good advertising medium.

Decreases or Delays in Advertising Spending Due to General Economic Downturns Could Harm Our Ability to Generate Advertising Revenue. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including Internet advertising, has been generally characterized recently by softness of demand and the reduction of marketing and advertising budgets and the delay in spending of budgeted resources. As a result, advertising spending across traditional media, as well as the Internet, has decreased. Since Narrowstep expects to derive the majority of its revenues from advertising fees and sponsorship payments, the decrease in or delayed spending from these sources will dramatically reduce our revenues and negatively impact our ability to grow our revenues. Even if economic conditions do improve from current, depressed levels, marketing budgets and advertising spending may not increase from current levels.

Financial Results for Any Particular Period Will Not Predict Results for Future Periods. There can be no assurance that the purchasing pattern of advertisers advertising on the Narrowstep channels will not fluctuate, that advertisers will not make smaller and shorter-term purchases, or that market prices for online advertising will not decrease due to competitive or other factors. Accordingly, it will continue to be difficult to predict our financial results based on historical performance. Because of the rapidly changing markets we serve, period-to-period comparisons of operating results are not likely to be meaningful. You should not rely on the past results for any period as an indication of our future performance.

We currently expect that our operating expenses will continue to increase as we expand our sales and marketing operations, growth, continue to develop and promote the Narrowstep brand, fund greater levels of product development, develop and commercialize additional channels, and acquire complementary businesses and technologies.

International Operations Are Subject to Greater Risks. We plan to establish channels and provide related services outside of the United Kingdom. In addition to uncertainty about our ability to generate revenues from our foreign operations and establish an international presence, there are certain risks inherent in doing business on an international level, including:

trade barriers and unexpected changes in regulatory requirements;

difficulties in developing, staffing and simultaneously managing a large number of unique foreign operations as a result of distance, language and cultural differences;

longer payment cycles;

currency exchange rate fluctuations;

political and economic instability and export restrictions;

seasonal reductions in business activity;

risks related to government regulation including those more fully described below; and

potentially adverse tax consequences.

One or more of these factors could harm our future international operations and consequently, could harm our business, operating results, and financial condition.

If Key Personnel Leave Unexpectedly and Are Not Replaced, We May Not Be Able to Execute Our Business Plan. We are substantially dependent on the continued services of our key personnel, including our two founders, Iolo Jones, our chief executive officer, Paul Robinson, our marketing director and chief financial officer, as well as Jason Jack, our Chief Technology Officer, who developed our TV Station in a Box. These individuals have acquired specialized knowledge and skills with respect to Narrowstep and its operations. If the services of either of these individuals were made unavailable, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. We do not carry key-man insurance on any members of our management.

If We Are Unable to Hire Qualified Personnel as Required, We May Not Be Able to Execute Our Business Plan. We expect that we will need to hire additional personnel as we grow. The competition for qualified personnel can be intense. We may experience difficulties in hiring personnel with the right training or experience, particularly in technical areas. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, we may be unable to meet our business plan and, as a result, our stock price may drop.

We May Have Difficulty Scaling and Adapting Our Technology to Accommodate Increased Traffic and Technology Advances or Customer Requirements. We expect that as Narrowstep channels and viewers are added, with accompanying increased requirements for providing bandwidth, our technology may not function as intended, which could result in delays or interruptions in our service. In fact, we have experienced service interruptions on High.TV because of surges in viewers form time-to-time, and may continue to experience service interruptions. If we are required to modify our technology and enter into suitable modified arrangements with Rackspace or others, we may incur substantial costs and experience delays or interruptions in our service. These delays or interruptions in our service may cause viewers, channel owners and advertisers to become dissatisfied with our channels. Further, to the extent that demand for our channels increases, we will need to expand our infrastructure, including the capacity of our hardware servers and the sophistication of our software. This expansion is likely to be expensive and complex, and require additional technical expertise. If we fail to successfully scale our channels to large audiences of simultaneous users, such failure could harm our business. As our channels attract more viewers who rely upon us, it becomes more technologically complex and costly to retrieve, store and integrate data that will enable us to track each viewer s preferences. An unanticipated loss of traffic, increased costs, inefficiencies or failures to adapt to new technologies or viewer requirements and the associated adjustments to our architecture could harm our operating results and financial condition.

More Individuals Are Utilizing Non-PC Devices to Access the Internet, and We May Not Be Successful in Developing Channels That Will Gain Widespread Adoption by Users of Such Devices. In the coming years, the number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, mobile telephones and television set-top devices, is expected to increase dramatically. Narrowstep channels are designed for rich, graphical environments such as those available on personal and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult, and we may be unable to offer compelling channels for users of alternative devices. As we have no experience to date in operating channels developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so, and we may need to devote significant resources to the creation, support and maintenance of such channels. If we are unable to attract and retain a substantial number of alternative device users to Narrowstep channels, we will fail to capture a sufficient share of what may prove to be an increasingly important portion of the market for Internet channels.

We May Not Be Successful in Developing Marketable Advertising Services Suited for Alternative Devices. We anticipate that a majority of our revenues will be derived through the sale of advertising optimized for a personal computer screen. However, we may not be successful at developing a viable strategy for deriving substantial revenues from Internet channels that are directed at the users of alternative devices. Any failure to develop revenue-generating Internet channels that are adopted by a significant number of alternative device users could harm our business, operating results and financial condition.

We Rely on the Value of the Narrowstep Brand, and the Costs of Maintaining and Enhancing Our Brand Awareness Are Increasing. We believe that establishing, maintaining and expanding the Narrowstep brand is an important aspect of our efforts to attract and expand our Narrowstep channel offerings and viewers. We also believe that the importance of Narrowstep brand recognition will increase due to the relatively low barriers to entry into Internet video offerings. We expect to spend in the future substantial amounts of money on, and devote greater resources to, advertising, marketing and other brand-building efforts to preserve and enhance consumer awareness of the Narrowstep channels. We may not be able to successfully establish, or enhance consumer awareness of Narrowstep channels and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to establish, maintain and enhance viewers awareness of the Narrowstep channels in a cost effective manner, our business, operating results and financial condition will be harmed.

The Successful Operation of Our Business Depends upon the Supply of Critical Elements from Other Companies and Any Interruption in That Supply Could Cause Service Interruptions, Reduce the Quality of Our Channels and Customer Service. We depend upon third parties, to a substantial extent, for several critical elements of our business, including various technology, infrastructure, content development, software and distribution components.

Technology and Infrastructure. We rely upon Rackspace for our principal Internet connections, and for location of our data servers and technology and result of customer service issues. Any disruption in the Internet or network access or location services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our Narrowstep brands goodwill, business, operating results and financial condition. Further, any financial difficulties for our providers may have negative effects on our business, the nature and extent of which we cannot predict.

Distribution Relationships. To increase the distribution and exposure of Narrowstep channels and make them more available and attractive to advertisers and viewers, we have established certain informal relationships with leading ISPs pursuant to which they have established click-on portals which are linked to Narrowstep channels, making it easy for viewers to visit our channels. Further, these ISPs are all future or potential competitors who may not continue their arrangements with us in the future. In addition, as new methods for accessing the Internet become available, including through alternative devices, we may need to enter into additional relationships in order to have better access through such new markets. If we fail to establish other relationships to obtain distribution or to obtain distribution on terms that are reasonable, we may not be able to execute our business plan.

Streaming Media Software. We presently rely on the two leading providers of streaming media products, RealNetworks and Microsoft, to continue to license for free to the public the software necessary to view streaming audio and video content to Narrowstep channel viewers. There can be no assurance that these providers will continue to license their products to users for free, or on reasonable terms, or at all. In order for Narrowstep channels to be successful, there must be a large base of users of these streaming media products. We have limited or no control over the availability or acceptance of streaming media software, and to the extent that any of these circumstances occur, our business will be materially adversely affected.

Content. Our success depends upon our ability to aggregate compelling content and deliver that content through Narrowstep channels. To date, almost all of our content has been provided to us free of charge. Our ability to maintain and build relationships with third-party content providers will be critical to our success. We may be unable to enter into or preserve relationships with the third parties whose content we seek to obtain. In addition, as competition for compelling content increases both locally and abroad, our content providers may not continue to do so or, begin to charge us for content on terms which are not commercially reasonable. Our inability to source content, or third-party content providers insisting upon payment for content, will harm our operating results and financial condition. In addition, other Internet video providers may be able to offer similar or identical content to ours. If we are unable to license or acquire compelling content, or if other companies transmit content that is similar to or the same as that provided by Narrowstep channels, the number of viewers of our channels could decrease, which would decrease our revenue.

We Are Subject to U.S. and Foreign Government Regulation of the Internet, the Impact of Which Is Difficult to Predict. There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to Narrowstep relating to issues such as user privacy, advertising, taxation, consumer protection, content regulation, quality of products and services, and intellectual property ownership and infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the Internet.

Several federal laws, including the following, could have an impact on our business. The Digital Millennium Copyright Act is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party Websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

Due to the global nature of the Internet, it is possible that the various international governments might attempt to regulate Internet transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) could increase the costs of regulatory compliance for us or force us to change our business practices.

Our Operations Could Be Significantly Hindered by the Occurrence of a Natural Disaster or Other Catastrophic Event. Our operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. In addition, all of our technology is located in one facility in London, England. We presently have no back-up system in a separate facility. In the event of a disaster affecting this facility, our channels would not be able to be transmitted, which would materially adversely affect us. We do not carry business interruption insurance.

Terrorist Attacks Have Contributed to Economic Instability in the United States; Continued Terrorist Attacks, War or Other Civil Disturbances Could Lead to Further Economic Instability and Depress Our Stock Price. On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused instability in the global financial markets, and have contributed to volatility in the stock prices of United States publicly traded companies. These attacks have and may continue to lead to armed hostilities (including possible military action in the Middle East, North Korea, or elsewhere) or may lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to economic instability in the United States and could reduce our revenue and stock price.

Inexperience of Management. The management of the Company has had limited experience in management positions. Only our Chairman, Peter Siddall, who does not participate in our day-to-day operations and decision-making, and our Chief Executive Officer Iolo Jones, have ever held senior managerial roles at major corporations.

Conflict of Interest; Spending Time on Outside Ventures. Some members of our senior management now engage, and may in the future engage, in outside business ventures. These outside ventures could take up substantial amounts of such person s time and energies at a time when the Company would benefit from their services, as well. In addition, such activities could result in conflicts of interest between these persons and our Company in various areas such as fundraising, competing or new business opportunities, and other areas. Moreover, it is possible that these outside business ventures could have business dealings with Narrowstep, resulting in additional conflicts involving the negotiation of material business terms of arrangements with Narrowstep, business opportunities, and in other areas.

Arbitrary Offering Price. The Offering Price of the outstanding stock options has been arbitrarily determined by Management and has no relation to the Company's book value or any financial criteria.

Substantial Immediate Dilution. Investors in this Offering will suffer immediate, substantial dilution of their interests. Prior to this Offering, 18,497,700 Shares were issued for a total consideration of $1,957,320. Therefore, investors in this Offering will be contributing over 6.9% percent of all cash raised and will own 3.8% of the Company's outstanding Shares at the completion of the Offering.

No Market For Our Shares; Potential Sales of Substantial Amounts of Shares. There are presently 18,497,700 Shares and options to purchase 2,720,252 Shares outstanding. There is presently no market for our Shares and there can be no assurance that any such market will develop. In the event that no market for the Shares develops, it will be extremely difficult for a shareholder to dispose of the Shares. In the event a market develops, there can be no assurance that the market will be strong enough to absorb all of the Shares which may be offered for sale by selling existing shareholders and subscribers to this Offering. The resales of substantial amounts of Shares could have a substantial depressive effect on the market.

Even if Our Stock Trades in the United States, Our Stock May be Treated as a "Penny Stock" which will Place Restrictions on Broker-Dealers Recommending the Stock For Purchase. The Securities and Exchange Commission (SEC) has adopted regulations that define a "penny stock" to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These regulations provide that broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market; broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative; broker-dealers must disclose current quotations for the shares; if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealers presumed control over the market; and a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer s account and information on the limited market in penny stocks. Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser s written consent to the transaction prior to sale. If our Shares become subject to these penny stock rules these disclosure requirements may have the effect of reducing the level of trading activity in our Shares, if such trading market should ever develop, of which there can be no assurance. Accordingly, this may result in a lack of liquidity in the Shares and you may not be able to sell the Shares you purchase in this Offering on terms you consider reasonable.

Significant Control and Influence by Existing Shareholders. Management and insiders beneficially own approximately 6,836,250 of our outstanding Shares. As a result, our management is able to control most matters requiring shareholder approval, such as the election of directors, or a merger or consolidation of the Company. Under certain circumstances, such control could prevent shareholders from receiving a premium over the then current market value for their Shares.

Limitation of Officers' and Directors' Liabilities under Delaware Law. Pursuant to the Company's Certificate of Incorporation, as authorized under Delaware law, our officers and directors not liable for monetary damages for breach of fiduciary duty, except in connection with breach of duty or loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law, or for any transaction in which a director has derived an improper personal benefit. In addition, the Company's Certificate of Incorporation provides that the Company will indemnify our officers and directors to the fullest extent permitted by law for expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors of the Company.

Volatility of Trading Market of our Shares. If a market develops for our Shares, the trading price of our Shares is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet markets, changes in the market valuations of other business service providers similar services or products, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of Shares or other securities, and other events or factors, many of which are beyond our control. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of many companies. These broad market factors may materially adversely affect the market price of the common stock, regardless of our operating performance. The sale of the 9,255,200 Shares being offered by the Selling Shareholders holders could have a material adverse impact on the market price of our Shares.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our services may cause the market price of our Shares to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our Shares.

GENERAL DESCRIPTION OF BUSINESS

We are in the business of developing, producing, transmitting and managing via the Internet TV-like channels of streaming video broadcasts which are tailored for, and targeted to, specific audiences. We also offer a comprehensive range of related services to third parties which facilitate channel development including consulting, channel design, maintenance and operation, and content production.

We believe that with increasing numbers of people having high speed Internet service, or "broadband," a substantial business opportunity now exists; broadband has created a large and growing population of viewers able to receive high quality video on PCs.

We also believe that this substantial business opportunity exists because the cost of Internet transmission of a video program is substantially less than the costs of transmitting shows over traditional and cable TV. In addition, the Internet reaches many more viewers than a television network does, with the result that the medium could be more attractive to advertisers and sponsors. Finally, since the costs of establishing and maintaining an Internet channel are lower than those associated with a traditional or cable TV channel, substantially lower revenues are necessary to operate an Internet channel profitably.

The backbone of our targeted, Internet channels is our technical platform, collectively known as our "TV Station in a Box." The "TV Station in a Box" is our innovative cost-effective method, based upon our proprietary software, which organizes, manages, delivers and monitors the operations of Internet channels for channel owners, advertisers and sponsors, and viewers. The component elements are:

Mediaserver - a content and asset management platform for video;

Adserver - an advertising serving and metrics platform;

Channelserver - a scheduling and playout server; and

Player - the client application.

A core element of our business plan and strategy is the focus on targeted or niche markets which, for a variety of reasons, are ignored or ineffectively serviced at present by traditional TV and other Internet-based video broadcast operations. This focus of ours is referred to as a "narrowcasting."

An example of such a target market we have identified, which is ideally suited to narrowcasting, is comprised of 20 to 40 year-old outdoor sport enthusiasts who enjoy such sports such as extreme skiing and windsurfing. We believe that this market is not adequately served by traditional TV because of the prohibitive costs of establishing and monitoring a traditional TV channel, which has a somewhat limited appeal. Accordingly, we launched our own channel, High.TV on March 15, 2003, targeted at this group.

We currently believe that Narrowstep s revenue will be primarily generated from two types of business activities:

1. Narrowstep owning or co-owning channels which will generate revenues from advertising revenues and sponsorship, and

2. Narrowstep providing services related to developing channels to third parties including consulting, channel design, content production, delivery, monitoring and on-going channel maintenance services.

Narrowstep s channels, whether owned by us or transmitted, managed and maintained by us, will be free to the viewer. We do not now or in the future plan to charge monthly subscription fees to viewers, as do, for example, other Internet channel providers such as Real Networks and Yahoo! In our opinion, subscription-based viewing eliminates a substantial number of potential viewers, reducing the potential return to companies either sponsoring, or advertising their products and services on, such subscription channels.

We further believe that because of the highly targeted markets for the channels we intend to own and/or provide services to, companies could conclude that advertising their products and services on Narrowstep channels could yield better results, on a dollar-for-dollar basis, than are achievable by advertising on either traditional or cable TV channels.

History

We were incorporated under the laws of Delaware on May 9, 2002. On June 11, 2002 we entered into an agreement with Iolo Jones, our Chief Executive Officer, to purchase from him all of the capital stock of Narrowstep Ltd., a privately-held U.K. corporation for GBP30,000. The assets of Narrowstep Ltd. consisted of Iolo Jones concept to establish targeted Internet, video broadcast channels, and certain technology under development required for the business. As of June 17, 2003, the Company had paid GBP30,000 to Jones, fulfilling its obligation under its agreement with him.

We are a development stage enterprise. We commenced operations in September 2002 with the acquisition of Narrowstep Ltd. Since that time, our activities have primarily consisted of: (1) developing our business plan; (2) developing our technology platform upon which our channel creation and related services are based; (3) establishing business relationships and arrangements necessary for our business; (4) recruiting employees and other personnel; (5) launching our first Internet video channels, High.TV and Rig.TV, a joint venture between Narrowstep and Ocean Resources Capital Holdings Ltd, that we believe is the only internet channel exclusively devoted to mining companies; (6) planning and developing additional channels; and (7) raising funds to support our operations.

OUR TECHNOLOGY

We have developed, and are continually improving, our "TV Station in a Box" which is comprised of four separate technologies, which operate seamlessly as a unit, enabling (1) the Internet channel to be viewed (2) channel management and scheduling, and (3) the design, viewer profiling, and monitoring of the channel for optimal advertising effectiveness.

The Narrowstep Player enables viewers, without cost, to view a Narrowstep channel. Easy-to-use, it requires no viewer input, set-up or instructions for its use. It automatically determines each viewers connection speed to the Internet, optimizing the quality of the video broadcast to the user. Narrowstep Player is compatible with all major players, including Microsoft s MediaPlayer and Real Network s Real Player.

The Narrowstep Channel Server is an electronic programming and scheduling tool used by the channel owner or its manager. It facilitates so-called channel building, including the scheduling of events.

The Narrowstep Media Server enables channel content to be stored, indexed and played. It also organizes the registration of channel viewers, management of access rights produces detailed analysis of viewers and management of access rights. It also interfaces with existing digital asset content and access management systems, and enables centralized auditing and distribution control.

The Narrowstep Adserver enables the channel owner and advertisers to manage and control advertising online. Users are able to upload and store advertisements and sponsored programs. In addition, Narrowstep Adserver also assists in defining and developing advertising campaigns by constructing profiles from existing databases. Adserver creates a database of viewers for each piece of content. We are able to provide an additional service to advertisers since we can see who is watching their commercials. The data belongs to Narrowstep.

ESTABLISHING OUR BUSINESS

Since we commenced operations in September 2002, we have engaged in establishing various relationships and arrangements necessary to conduct our business.

In November 2002, we entered into a lease for our offices at 91 New Cavendish Street, London, England, from which we conduct our business. We pay approximately $3,700 per month for our 1,000 square foot offices. The lease expired May 2003, and is being extended on a month-to-month basis. In the event that we are unable to continue to extent this lease on favorable terms, we do not believe that it will be difficult to find other suitable premises on reasonable terms. Whether we remain at our current location or re-locate, we believe that the size of our offices should be adequate for one year.

We have established relationships with three Internet service providers ("ISPs") in Europe - Free Serve, Microsoft and Tiscali, a major European Internet service provider. We do not receive any revenue from these ISPs, and do not pay the ISPs to maintain these relationships. We do, however, pay Tiscali a commission on advertising revenues generated through its server. Each of these ISPs has agreed to maintain a Narrowstep portal on their homepage, enabling a viewer to simply "click" on the portal to be connected to the Narrowstep Player.

We have an arrangement with Rackspace Ltd. ("Rackspace") in London, England pursuant to which (1) our technology - our "TV station in a box" - resides at Rackspace facilities, and (2) we are guaranteed a minimum amount of capacity or bandwidth to enable us to transmit Narrowstep channels. Currently, under this arrangement, we pay Rackspace approximately $8,000 per quarter for sufficient bandwidth able to service, in our opinion, 1,200 simultaneous viewers.

We have also spent considerable time recruiting our personnel. In order to minimize our expenses, we have utilized the services of contract, and part-time, personnel on an as-needed basis. Most of such non-personnel personnel have in the past, and are now principally engaged in (1) selling Narrowstep consulting and production services, (2) arranging advertising and/or sponsorship for our High.TV channel, and (3) marketing our "TV Station in a Box" and related services to prospective new channel owners. At August 31, 2003, we had 7 full time employees and were utilizing the services of 5 contract and part-time personnel.

LAUNCH OF HIGH.TV

On March 15, 2003 we officially launched High.TV, our first 100% owned channel. This channel is tailored for, and targeted to, 20 to 40 year old devotees of rugged, outdoor extreme sports including skiing, paragliding, and biking, among others. It is believed that this group generally has a relatively high disposable income, making it attractive to certain advertisers and sponsors. The channel is always "on"; whenever a viewer visits this station, an event will be showing together with a schedule of future events. Currently almost all of High.TV s content is archived. We have plans, however, to transmit live events in the future. High.TV can be accessed at the following website: http://www.high.tv.

Most of our present content has been supplied to us free-of-charge by various parties seeking greater exposure for their event, product or services. In particular, we have received approximately 20 hours of videotaped footage from Sportsshows TV Ltd., a private production company in London, which has the right to distribute this material. We have encoded this video to enable it to be viewed via the Internet. Then, utilizing our "TV Station in a Box" technology, we built our channel. We are continuously encoding new video footage and incorporating it into our schedule. Viewers can go to and view this channel several ways: (1) through the Narrowstep website, (2) going to High.TV directly, (3) via various ISP portals, and (4) by visiting various other portal sites which feature High.TV.

We have also produced our own content, including filming World Windsurfing Championship, World Mountain Bike Championship and World Climbing Championship. We are presently seeking to sell advertising for High.TV.

We are presently seeking to sell advertising on this channel and solicit sponsorship from suitable sponsors. To date, no substantial sales have been made.

LAUNCH OF RIG.TV

In June 2003 we launched our second channel, Rig.TV. Rig.TV is a joint venture between Narrowstep and Ocean Resources Capital Holdings Ltd. ("Ocean Resources"). We believe that it is the only internet channel in the world devoted exclusively to mining companies. The channel features programs including live conferences, Exploration Company Reviews, Small/Mid/Large Capitalization Company Reviews, Market News, Debates/Interviews with key figures within the mining community, news releases, and announcements.

Narrowstep and Ocean Resources each own 50% of the channel. Narrowstep s responsibilities duties are to construct, operate and maintain the channel. Ocean Resources s responsibilities are to arrange for mining companies, and others, to become sponsors and customers of the channel. Ocean Resources paid us GBP7,000 to create a channel called Rig.TV. On an ongoing basis, we charge Rig.TV for our services of operating and maintaining the channel.

We are presently seeking to sell advertising on this channel and solicit sponsorship from suitable sponsors. To date, no substantial sales have been made.

PLANNING AND DEVELOPING ADDITIONAL CHANNELS

Since commencing operations we have been seeking opportunities to establish and maintain additional channels. We believe that the potential targeted or themed channels is substantial.

We are presently in various stages of discussions with third parties regarding establishing additional Narrowstep channels. These channels are tailored for, and targeted to, well defined, highly specific markets.

Although currently we do not have to pay for the content we show on High.TV and Rig.TV, there can be no assurance that we will not have to pay for content in the future and pay for the content for the other channels we are now planning and developing. At the present time, it is not possible to determine the terms under which we will be able to obtain content for the other planned channels.

In addition to the additional channels we hope to launch, we are offering an array of outsourcing services comprised of consulting and production services, our turn-key "TV Station in a Box" services, as well as continuing monitoring and maintenance services to third parties planning to launch their own channels. In such cases, the third party owner would receive all advertising and sponsorship revenues.

In other cases, we may develop and launch our own channels, such as High.TV and Rig.TV, and receive all advertising and sponsorship revenues it generates. In such instances, we would also become responsible for all costs related to the channel including set-up, production, together with costs associated with marketing and advertising.

Finally, we may enter into arrangements which we and a third party share the financial costs of a channel in return for shared ownership of a channel.

GOVERNMENT REGULATION OF OUR BUSINESS

Few existing laws or regulations specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the Internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. It is likely that other countries and political organizations will impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the Internet. Such laws or regulations may harm our business. Our services may also become subject to investigation and regulation of foreign data protection and e-commerce authorities, including those in the European Union. Such activities could result in additional costs for us in order to comply with such regulation.

We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. In addition to potential legislation from local, state, federal, state and foreign governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the Internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor Internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

limit the growth of the Internet;

create uncertainty in the marketplace that could reduce demand for our services;

increase our cost of doing business;

expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our Web sites or distributed or accessed through our services, with our provision of services, and with the features or performance of our Web sites;

lead to increased development costs or otherwise harm our business; or

decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base. The Digital Millennium Copyright Act (DMCA) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and third party channel owners may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which are determined by arbitration proceedings, known as CARP proceedings, supervised by the United States Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these CARP proceedings and may elect instead to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. We and third party channel owners may be affected by these rates, which may negatively impact our revenues. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for third party channel owners. We anticipate future CARPs relating to music subscription delivery services, which may also adversely affect the online distribution of music.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business.

COMPETITION

We currently believe that Narrowstep s revenue will be primarily generated from two types of business activities, both of which are in highly competitive areas:

Narrowstep owning or co-owning channels which will generate revenues from advertising revenues and sponsorship, and

Narrowstep providing related services related to channel development to third parties including consulting, channel design, content production, delivery, monitoring and on-going channel maintenance services.

Advertising Revenues and Sponsorship. We face substantial competition in our attempts to generate revenues from advertising and sponsorship for our channels. Competition for advertising funds is intense, even when economic conditions are good. The downturn is business over the past few years has hurt the advertising business particularly hard. In fact, the dramatic reduction in advertising spending has been a primary reason that so many Internet-based companies have failed.

We face competition for advertising from many different sources, including, but not limited to (i) Internet dependent companies such as RealNetworks, Yahoo!, Microsoft and AOL, which have their own targeted content offerings and channels, (ii) television, (iii) cable television, (iv) radio, (v) print media such as magazines, newspapers, and newspaper inserts, and (vi) Internet sites in general, all of which can probably demonstrate higher viewership or circulation than our channels. Advertisers may decide to concentrate their spending on more traditional, or proven, venues, than on Narrowstep channels. If we are unable to attract sufficient advertising or sponsorship, our business will be materially, adversely affected. Through May 31, 2003, we received $13,000 in advertising revenues, and $36,000 in revenues from consulting.

Consulting, Channel Design, Content Production, Delivery, Monitoring and On-going Channel Maintenance Services. The second area in which we plan to generate revenues is in consulting, channel design, content production, delivery, monitoring and on-going channel maintenance services to third parties. We believe we face substantial competition in this area. There are numerous companies and individuals who can, or could, offer all of these services. If our "TV Station in a Box" becomes commercially successful, it is reasonable to assume that others will establish their own channels and provide related consulting services, including technology which is substantially similar or superior to our "TV Station in a Box". Although this may result in increased business for us, it could also result in others entering the field, increasing our competition in our core business.

INTELLECTUAL PROPERTY

We have not applied for any patent or copyright protection. We do, however, require all key personnel to execute agreements to keep secret and confidential our proprietary technology. Furthermore, we have a policy of not providing third parties such any secret or proprietary information regarding our technology.

SUMMARY FINANCIAL INFORMATION

The table below contains certain summary historical financial data for the Company. The historical financial data for the periods ended February 28, 2003 and May 31, 2003 (unaudited) has been derived from our financial statements appearing elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto.
Consolidated Statements of Operations
		Period From May 9, 2002 (Inception) Through
	Three-Month Period Ended May 31, 2003 (Unaudited)	February 28, 2003	May 31, 2003 (Unaudited)
Revenue:
Advertising	$13,000		$13,000
Consulting	9,000	$27,000	36,000
Total Revenue:	$22,000	$27,000	$49,000

Loss From Operations	$(206,000)	$(303,000)	$(509,000)
Other Income (expense)	2,000	(21,000)	(19,000)
Net Loss:	$(204,000)	$(324,000)	$(528,000)
Net Loss per share-basic and diluted	$(0.01)	$(0.03)	$(0.04)
Weighted-average number of shares outstanding-basic and diluted	15,797,690	11,574,619	12,578,553

Consolidated Balance Sheets

	May 31, 2003 (Unaudited)	February 28, 2003
Assets
Total assets	$634,000	$708,000
Liabilities and stockholders equity
Total liabilities	$150,000	$122,000
Total stockholders equity	$484,000	$586,000
Total liabilities and stockholders equity	$634,000	$708,000

SHARES TO BE SOLD BY EXISTING SHAREHOLDERS

From June 2002 through February 2003, the Company sold a total of 5,545,000 Shares, at a price of $0.20 per Share, receiving gross proceeds of $1,109,000. From March 2003 through July 2003, the Company sold a total of 2,827,700 Shares at a price of $0.30 per Share, receiving gross proceeds of $848,310. We are now registering these Shares in this prospectus so they can be resold. We will not receive any proceeds from the resale of these Shares by the Selling Shareholders. The table below sets forth information concerning the resale of these Shares, and includes a list of the shareholders whose shares are being registered for resale, the number of Shares they currently own, the number of Shares they wish to sell, and the number of Shares they will own if they are successful in selling all of the Shares they are registering to sell. Assuming all the Shares registered below are sold by the Selling Shareholders, none of the Selling Shareholders will continue to own any of our Shares.
Name	Relationship to Company	Amount of Shares Owned Prior to Offering	Amount of Shares Offered	Amount of Shares and % of Shares to be Owned After Secondary Offering
AMM Aries	Investor	1,850,000	1,850,000	0/0
RA Van Rijswijk	Investor	375,000	375,000	0/0
GJJ Scheerder	Investor	125,000	125,000	0/0
Alastair Menzies Anderson	Investor	10,000	10,000	0/0
MJ Assenmacher	Investor	200,000	200,000	0/0
DH van der Poort	Investor	250,000	250,000	0/0
Peter van Ispelen	Investor	500,000	500,000	0/0
Ivo Vleminckx	Investor	250,000	250,000	0/0
Alex Jadavji	Investor	45,000	45,000	0/0
William Buckley	Investor	12,500	12,500	0/0
Rush & Co.	Investor	30,000	30,000	0/0
Robert Bijker	Investor	20,000	20,000	0/0
Burhan Osmani	Investor	61,500	61,500	0/0
James Bailey	Investor	96,000	96,000	0/0
Johanna Maibach	Investor	100,000	100,000	0/0
Eurig Jones	Investor	25,000	25,000	0/0
Alberto Scorza	Investor	100,000	100,000	0/0
Bernadus Rulof	Investor	500,000	500,000	0/0
Maria Geritsen	Investor	250,000	250,000	0/0
Theodore Ver Hage	Investor	125,000	125,000	0/0
Pekel HH Burgerhof	Investor	240,000	240,000	0/0
CJM Van der Meer	Investor	125,000	125,000	0/0
Exploitaite Maatschappij Teralfene BV	Investor	125,000	125,000	0/0
Roland Heybroek	Investor	27,500	27,500	0/0
Andrew Robinson	Brother of Paul Robinson (Director and Secretary/Trea-surer)	300,000	300,000	0/0
Max van Tiel	Investor	200,000	200,000	0/0
Johannes Hendriks	Investor	420,000	420,000	0/0
Pierre Marx	Investor	25,000	25,000	0/0
Robert Brand	Investor	175,000	175,000	0/0
J. Ravenhill	Investor	23,000	23,000	0/0
Rene Potma	Investor	35,000	35,000	0/0
N. Boillat	Investor	12,500	12,500	0/0
S. Portmann	Investor	12,500	12,500	0/0
F. Stolze	Investor	295,000	295,000	0/0
R. Stolze	Investor	30,000	30,000	0/0
N. Clerc	Investor	7,700	7,700	0/0
H. Schokkenbroek	Investor	70,000	70,000	0/0
RHA Verspijk	Investor	667,000	667,000	0/0
JH Van den Bosch	Investor	75,000	75,000	0/0
DHC Brouwer	Investor	750,000	750,000	0/0
P. Wanuk	Investor	15,000	15,000	0/0
P.F.W. Sebok	Investor	700,000	700,000	0/0

DILUTION

The difference between the offering price per Share and the net tangible book value per Share after this offering constitutes the dilution to investors in this offering. Of the Shares being registered, the only being sold which would result in funds being paid to the Company would be from the exercise of stock options. Net tangible book value per Share of common stock is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of Shares outstanding.

As of May 31, 2003, our net tangible book value was $484,000 or $.0302 per Share. Net tangible book value represents the amount of our total assets, less any intangible assets and total liabilities. Subsequent to May 31, 2003 we sold 2,497,200 Shares at a price of $0.30 per Share. After giving effect to the sale of these 2,497,200 Shares, and the 728,000 Shares offered through this Prospectus (at an exercise price of $0.20 per Share), and after deducting estimated expenses of the offering of approximately $92,000), our adjusted pro forma net tangible book value as of May 31, 2003, would have been $1,211,600 or $.0630 per share. This represents an immediate increase in net tangible book value of $.0328 per share to existing shareholders. The following table illustrates this per share dilution:

	May 31, 2003
	As Reported	Pro Forma	Pro Forma As Adjusted
Net Tangible Book Value	$484,000	1,158,000	1,211,600
Number of Shares Outstanding	16,000,500	18,497,700	19,225,700
Net Tangible Book Value Per Share	$0.0302	0.0626	0.0630
Increase in NTBV to existing Shareholders			.0328
Shareholders Dilution per share to new investors			$0.1370

As of the date of this Prospectus, the following table sets forth the percentage of equity to be purchased by persons exercising their stock options, compared to the percentage of equity to be owned by the present stockholders, and the comparative amounts paid for the Shares by the investors in the Offering as compared to the total consideration paid by our present stockholders.
Shares Purchased	Percentage of Equity	Total Consideration
New Investors	728,000	3.82%	$145,600
Existing Shareholders	18,497,700	96.2%	$1,957,320

USE OF PROCEEDS

Offering

The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. If all the options being registered are exercised, the Company will receive proceeds of $145,600, which will be used for working capital.

CAPITALIZATION

The following table sets forth a summary of our capitalization as of May 31, 2003, and pro-forma as adjusted to give to effect the (1) sale of 728,000 Shares offered by us, and (2) the sale of 2,497,200 Shares at a price of $0.30 per share subsequent to May 31, 2003.
	Actual	Pro Forma As Adjusted
Stockholders equity: Common Stock, $.000001 par value; authorized 50,000,000 shares; issued and outstanding 16,000,500 shares and 19,225,700 shares, pro-forma as adjusted	$1,033,000	$1,739,600
Deficit accumulated during the development period	$(528,000)	$(528,000)
Total stockholders equity	$484,000	$1,211,600

RELATED PARTY TRANSACTIONS

We have engaged in two transactions involving our directors and executive officers. The first such transaction took place in 2002 and involved the acquisition of Narrowstep Ltd., a company incorporated on April 9, 2002 in England and Wales, which was owned by Iolo Jones ("Jones"), who is our Chief Executive Officer, a director, and is a founder of our Company. Jones and the Company agreed that if we raised at least $250,000 in our private offering of Shares in 2002, Jones would sell Narrowstep Ltd. to us for GBP30,000, so that Narrowstep Ltd. would become our wholly-owned subsidiary. We were successful in raising over $250,000 in the offering, so Jones sold us his Shares in Narrowstep Ltd. In connection with the sale of all his shares in Narrowstep Ltd., Jones assigned to us all of the intellectual property rights he owns associated with the development of Narrowstep Ltd. s products and services, including trademarks, business support materials, website, and related rights. The Company paid Jones GBP20,000 on April 1, 2003 and GBP10,000 on June 17, 2003, fulfilling its obligation under the agreement.

Mr. Jones provides consulting services to third parties unrelated to the Company s business. Mr. Jones is entitled to receive as compensation from the Company 80% of the consulting revenues, after payment of all related expenses. Mr. Jones waived all payments due him, a total of $22,000, for the period from May 9, 2002 (our incorporation) through February 28, 2003. Reference is made to Note I - Related Party Transactions of our financial statements.

The second transaction involves a loan we made to Paul Robinson, a director and our Sales Manager, on September 25, 2002. We loaned Mr. Robinson $2,500, at a yearly interest rate of 2%. The loan is due to be repaid on March 1, 2004.

DESCRIPTION OF CAPITAL STOCK
Authorized Capital Stock Under Our Articles of Incorporation	Shares of Capital Stock Outstanding After offering
50,000,000 Shares of common stock	19,225,700 Shares of common stock -assuming all 728,000 Shares are sold pursuant to the exercise of stock options

All significant provisions of our Shares are summarized in this Prospectus. However, the following description is not complete and is governed by applicable Delaware law and our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

Common Stock

You have voting rights for your Shares. You and all other common stockholders may cast one vote for each Share held of record on all matters submitted to a vote. You have no cumulative voting rights in the election of directors. This means, for example, that if there are three directors up for election, you cannot cast three votes for one director and none for the other two directors.

You have dividend rights for your Shares. You and all other common stockholders are entitled to receive dividends and other distributions if and when declared by our board of directors out of the assets and funds available, based upon your percentage ownership of us. Delaware law prohibits the payment of any dividends where, after payment of the dividend, we would be unable to pay our debts as they come due in the usual course of business or our total assets would be less than the sum of our total liabilities plus any amounts the law requires to be set aside. You should not expect to receive any dividends on Shares in the near future, even after a business acquisition. This investment is inappropriate for you if you need dividend income from an investment in Shares.

You have rights if we go out of business. If we go out of business, you and all other common stockholders will be entitled to share in the distribution of assets remaining after payment of all money we owe to others. Our director, at his discretion, may borrow funds without your prior approval, which potentially further reduces the amount you would receive if we go out of business.

You have no right to acquire Shares based upon your percentage ownership of our Shares when we sell more Shares to other people.

We do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional Shares offered by us in the future. The absence of these rights could, upon our sale of additional Shares or preferred stock, result in a decrease in the percentage ownership that you hold or percentage of total votes you may cast.

POSSIBLE ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS

AND STATUTES

Bylaws

Our Bylaws state that special meetings of the stockholders may be called by the President, the Board of Directors, or one-fourth of the Shares issued and outstanding and entitled to vote at such meeting.

Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law which, subject to various exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder--defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock--for a period of three years following the time that such stockholder became an interested stockholder, unless:

prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of Shares outstanding, those Shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer; or

at or subsequent to such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

any merger or consolidation involving the corporation and the interested stockholder;

any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;

subject to exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our stock is the Registrar and Transfer Company.

TRADING MARKET FOR OUR SHARES

At the present time, there is no public trading market for our Shares and there can be no assurance any public trading market will ever develop. Currently, we have 18,497,700 Shares outstanding. All of our outstanding Shares are restricted as to resale and cannot be sold unless a registration statement covering their resales is declared effective by the United States Securities and Exchange Commission ("SEC") or they can be sold pursuant to the provisions of Rule 144, promulgated under the Securities Act of 1933, as amended. There can be no assurance a trading market for our Shares will ever develop in the United States, or elsewhere. In the event that no market for the Shares develops, it will be extremely difficult for a shareholder to dispose of the Shares. In the event a market develops, there can be no assurance that the market will be strong enough to absorb all of the Shares which may be offered for sale by the Selling Shareholders, or pursuant to the exercise of stock options.

If our Shares are included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

If a market develops for our Shares, the trading price of our Shares is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet markets, changes in the market valuations of other business service providers similar services or products, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of Shares and other events or factors, many of which are beyond our control. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of many companies. These broad market factors may materially adversely affect the market price of the Shares, regardless of our operating performance. The sale of the 9,255,200 Shares being offered by the Selling Shareholders and Shares offered or sold pursuant to the exercise of stock options could have a material adverse impact on the market price of our Shares.

Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our services may cause the market price of our Shares to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our Shares.

Impact of the "Penny Stock" Rules on Buying or Selling Our Shares. The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. Our Shares will be subject to these regulations. These regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the broker-dealer that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our Shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our Shares and will likely affect the ability of purchasers in the offering to sell our Shares in the secondary market.

DIVIDENDS

We have not paid any cash dividends since our incorporation and do not anticipate paying any dividends on our Shares in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our business. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements which restrict our ability to pay cash dividends.

OUTSTANDING SHARES AND SHARES THAT MAY BE SOLD IN THE FUTURE

At September 1, 2003, we have 48 shareholders of record.

At September 1, 2003 we have issued options to purchase (i) 2,705,252 Shares, at an exercise price of $0.20 per Share, and (ii) 15,000 Shares at an exercise price of $0.30 per Share. Reference is made to "Stock Options Granted Since We Were Formed."

Additionally, "restricted" Shares held by our directors, officers, and certain founders may be sold pursuant to Rule 144. Generally, Rule 144 provides that directors, executive officers, and persons or entities that they control or who control them may sell Shares of common stock in any three-month period in a limited amount. Under Rule 144, a person who holds "restricted" securities, such as the Shares owned by our founders, directors, officers, and persons who purchased Shares in our private offering last year and this year, and has owned such Shares for one year, may sell in a regular stock brokerage transaction in a 90 day period, an amount of Shares equal to the greater of (i) one (1%) of a company s outstanding Shares, or (ii) the average weekly trading volume of the company s Shares for the preceding four weeks on a recognized stock exchange, such as the New York Stock Exchange, American Stock Exchange, or on NASDAQ. Because our Shares will not trade on a stock exchange or NASDAQ, the amount of Shares that can be sold by each person under Rule 144, in a 90 day period, is one percent of our outstanding Shares, or approximately 184,977 Shares (assuming there is a total of 18,497,700 Shares outstanding). The founders of our Company originally purchased their Shares in May 2002, so they became eligible to sell their Shares under Rule 144 in May 2003.

MANAGEMENT

The following table and subsequent discussion sets forth information about our directors and executive officers.

Name	Age	Title
Peter Siddall	56	Chairman of the Board of Directors
Iolo Jones	37	Chief Executive Officer, Director and Founder
Paul Robinson	40	Sales Director, Secretary, Treasurer, Director and Founder
Jason Jack	38	Chief Technology Officer
Dilip Shukla	36	Advertising and Sponsorship Manager

Peter Siddall, Chairman of the Board of Directors, is responsible for the operations of our Board of Directors. Mr. Siddall was most recently a senior executive with the Gillette Corporation (1990-99), holding positions including the Managing Director of the Parker Pen Co, and the President of Papermate, responsible for divisions with up to $500 million in revenues. He currently consults to venture capital companies and corporations on business management and development issues. Before joining Gillette he was a General Manager for advertising agency Young & Rubicam in Geneva (1987-90), handling pan European accounts for DuPont, Hewlett Packard, Caterpillar and national accounts for Peugeot, Orangina and Suchard. Mr. Siddall is the father-in-law of Iolo Jones, Chief Executive Officer and a director of the Company.

Iolo Jones, Chief Executive Officer and a director, is responsible for the overall operations of the Company, including finance, sales, operations, and marketing. Mr. Jones has a background in digital video technology. After graduating with degrees in Radio, Film & Television and Educational Broadcasting from the University of Kent at Canterbury, he worked in film special effects and from 1986 to 1987, he worked for London Weekend Television (LWT) as a technician. He joined Paragon Communications as an Account Manager between 1988 and 1989 and then worked from 1989 to 1990 at Ogilvy & Mather as a Senior Executive handling Corporate & Financial clients prior to forming his own company, Sutton Jones Multimedia in 1990. In 1997 Sutton Jones Multimedia was sold to Tempus plc (now WPP, one of the world s largest marketing companies). Afterwards, in 1997, Mr. Jones formed a company specializing in Internet product development and integration, Interactive1 and established a subsidiary pioneering webcast company, Web Channels. Interactive1 developed pioneering systems for clients including Shell, Nomura, Cisco, PricewaterhouseCoopers, Canon, Channel 4, Prudential and the US Dept of Energy from offices all over the world. In January 2002, he resigned as CEO and CTO of Interactive1, where he currently maintains a 34% interest, to pursue the development of Narrowstep. Mr. Jones is the son-in-law of Peter Siddall, Chairman of the Board of the Company.

Paul Robinson, Sales Director, Secretary/Treasurer, and a director of the Company, is responsible for the sales of channels to potential clients and the management of the delivery of such channels. Mr. Robinson was formerly Chairman of the Board of Directors, President, and Chief Executive Officer of Jyra Research Inc., positions he had from June 3, 1996 to 1999, when he resigned as CEO. In April 2002 he resigned from Jyra s Board of Directors. Jyra Research Inc. was in the business of developing network monitoring software. In May 2002, Jyra Research Ltd., Jyra s wholly-owned English subsidiary, from which its European operations are conducted, was placed under administration, a form of bankruptcy. In April 1998 Mr. Robinson became a director of Path 1 Network Technologies Inc., a provider of video equipment for transmission over networks and the Internet. In January 2001, Mr. Robinson resigned from Path 1's board of directors. From August 1995 to October 1, 1996, Mr. Robinson was an Account Manager for Cisco Systems, handling customers in the United Kingdom financial sector. From 1992 to August 1995 Mr. Robinson was employed by Biss Ltd. as a new business sales executive. From 1989 to 1992 Mr. Robinson was a sales executive for Prime Computers in the United Kingdom. In 1990, Mr. Robinson was transferred to Thailand where he was sales manager for southeast Asia.

Jason Jack is our Chief Technology Officer and is responsible for our technical operations, including our network, internal IT, and software development and operations. From April 2001 through May 2992, he served as an Executive Director of Interactive 1 North American Technology. From 1996 through November 2000 he served as the International IT Directory, Tempus Group Advertising.

Dilip Shukla, Advertising and Sponsorship Manager, is responsible for the selling of advertising and sponsorship on our channels and in providing sales resources to third party channels. From 1990 through 1999, he was an Associate Director of CIA Medianetwork International. From November 1999 through April 2002, he served as the Director of Marketing and Advertising for icollector.com From April 2001 through August 2002, he was a partner in Waves Marketing and Communication, an e-commerce company. From August 2002 through February 2003, he was engaged in consulting for a number of companies, including 12 Stars Communication.

The Company plans to enter into arrangements with various persons for them to provide technical consulting services, on an as-needed basis, at negotiated rates. Management believes this will minimize costs and provide it with a broad range and depth of technical expertise.

Our directors will hold office until the next annual meeting of shareholders and the election of their successors. Our directors receive no compensation for serving on the board. Officers are appointed by the board and serve at the board s discretion.

EXECUTIVE COMPENSATION

The only executive officers that have received salaries are Iolo Jones, Paul Robinson and Jason Jack. Effective May 1, 2002, Messrs. Jones and Robinson began accruing annual salaries of GBP48,000. The salaries accrued until we received at least $250,000 in funding from our private offering of Shares in 2002, at which time all accrued salaries were to be paid. After we received the minimum of $250,000, we began paying Messrs. Jones and Robinson their salaries.

Summary Compensation Table. The following table shows the aggregate remuneration paid by us the calendar year ended December 31, 2002 to our executive officers, directors, and key employees:

SUMMARY COMPENSATION TABLE
Annual Compensation			Long-Term Compensation Awards
Awards		Payouts
Securities Under Options/SARs Granted#	Restricted Shares or Restricted Share Units(GBP)	LTIP Payouts(GBP)
Peter Siddall Chairman of the Board of Directors	2002	0	0	0	100,000	0	0	0
Iolo Jones, CEO, Director	2002	GBP28,000	0		0	0	0	0
Paul Robinson, Director, Sales Director, Secretary, Treasurer	2002	GBP28,000	0		500,000	0	0	0
Jason Jack Technology Director	2002	GBP20,000	0	0	777,252	0	0	0

STOCK OPTION GRANTS SINCE WE WERE FORMED

In order for us to attract and retain skilled and qualified people, we believe it is very important that our executive officers, employees, directors, and consultants/advisors be able to acquire Shares. We believe this provides an important incentive to them. Accordingly, we have granted stock options to the following persons as of August 26, 2003:

Name	Number of Securities Underlying Option/SARs Granted to Employees and Advisors	Percentage of Total Options/SARs Granted to Employees and advisors	Exercise Price ($/Sh)	Expiration Date
Peter Siddall	100,000	3.68%	$0.20/Share	December 31, 2006
Paul Robinson	500,000	18.38%	$0.20/Share	December 31, 2006
Jason Jack	777,252	28.57%	$0.20/Share	December 31, 2006
Dilip Shukla	600,000	22.06%	$0.20/Share	December 31, 2006
Michael Berns	364,000	13.38%	$0.20/Share	December 31, 2006
James Berns	364,000	13.38%	$0.20/Share	December 31, 2006
J. Trainer	15,000.55%		$0.30/Share	December 31, 2006

MANAGEMENT S PLAN OF OPERATION

Cautionary Note On Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the captions Business, Risk Factors, Plan of Operations, and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, will, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, dependence upon significant customers, inability to expand our business, government regulations, lack of diversification, sales volatility or seasonality, increased competition, changing customer preferences, results of arbitration and litigation, stock volatility and illiquidity, failure to implement our business plans or strategies, ineffectiveness of our marketing program. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under the caption Risk Factors and elsewhere in this prospectus.

Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. We disclaim any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption Risk Factors in this prospectus, our financial statements and the related notes thereto in this prospectus, and other documents filed by Narrowstep from time to time with the Commission.

PLAN OF OPERATIONS

We are a development stage company. Since our incorporation on May 9, 2002, substantially all the funds we have received have come from sales of our Shares. Through May 31, 2003 we have received limited funds from operations; we received a total of $49,000 in revenues ($13,000 from advertising and $36,000 from consulting). From June 2002 through February 2003 we sold a total of 5,545,000 Shares at a price of $0.20 per Share, receiving gross proceeds of $1,109,000; from March 2003 through July 2003 we have sold a total of 2,827,700 Shares at a price of $0.30 per Share, receiving gross proceeds of $848,310; these sales are part of an offering of 1,000,000 Shares, which if fully subscribed, would result in the Company receiving $1,000,000, before payment of any expenses, including commissions. Unless we generate positive cash flows from operations in the near future, or obtain additional financing, of which there can be no assurance, we will be forced to curtail our marketing expenditures and product innovations, which would affect our ability to implement our business plan. These conditions raise substantial doubt about our ability to continue as a going concern.

Since our incorporation on May 9, 2002, we have spent (i) $192,000 on research and development, and (ii) purchased in-process research and development of $57,000 from Narrowstep Ltd. We believe we have completed the vast majority of our development activity for the near term and are now focused on sales of (i) our channel creation services and of (ii) advertising for our main channels, www.high.tv and www.rig.tv.

We have only recently begun spending a substantial amount of our resources on our marketing activities so it is extremely difficult to accurately predict our revenues in the near future. We do not believe we will have to incur any significant expenditures in the near future on research and development. Additionally, we believe our staff is sufficient for the foreseeable future and we do not anticipate needing to hire a significant number of employees.

Our ongoing operational costs are approximately $80,000 per month. At August 31, 2003 we had approximately $703,000 in funds available.

STATEMENT CONCERNING INDEMNIFICATION

Our directors are bound by the general standards for directors under Delaware law. These provisions allow our directors in making decisions to consider any factors as they deem relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which we operate and the economy. Delaware law limits our directors liability.

Our Certificate of Incorporation and Bylaws contain provisions authorizing indemnification of and advancement of expenses to officers and directors. The indemnities provided by our charter documents (i) shall continue as to a person who has ceased to be a director or officer, (ii) shall inure to the benefit of his heirs, executors and administrators, and (iii) shall not be deemed to limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the Bylaws, by agreement, vote of the stockholders or disinterested directors or otherwise.

Section 145 of the Delaware General Corporation Law permits indemnification of our officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. We may in the future purchase and maintain insurance on behalf of our officers and directors, although we have not done so at the present time.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted under our Certificate of Incorporation and By-laws to directors, officers or persons controlling the Company under the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Securities Act and is therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth information about our current shareholders owning at least five (5%) of our outstanding Shares. The persons named below have sole voting and investment power with respect to the Shares. The numbers in the table reflect Shares held as of the date of this Prospectus. The numbers in this table are based upon 18,497,700 Shares being outstanding:

Title of Class	Name and address of beneficial owner	amount and nature of beneficial ownership	percent of class
Common Stock	Iolo Jones 103 B South Hill Park London NW3 United Kingdom	5,062,500 Direct	27.37%
Common Stock	Paul Robinson* 25 Colherne Road London SW 10 9BS United Kingdom	1,773,750 Direct	9.59%
Common Stock	Allard de Stoppelaar En Belleevue 8 1163 Etoy Switzerland	1,406,250 Direct	7.60%
Common Stock	John Goedegburre No 2 Van der Vlughtpark Lisse 2163 VL Holland	1,000,000 Direct	5.41%
Common Stock	AMM Aries Zwaluflaan 2 Den Haag 2565 JR Holland	1,850,000**	10.0%
	All Directors and Officers, as a Group (3 persons) ***	6,836,250	36.96%

* This amount does not include the 500,000 Shares Mr. Robinson can acquire pursuant to stock options granted him.

** AMM Aries is holding the Shares on behalf of four separate investors.

*** This amount does not include the 600,000 Shares which may be acquired pursuant to stock options held by officers and directors.

Iolo Jones and Paul Robinson may be deemed our promoters, as that term is defined under the Securities Act.

We are not aware of any arrangements which could result in a change in control.

SHARES WE HAVE ALREADY SOLD

The following table sets forth information regarding all securities sold by us since our inception on May 9, 2002.
Class Of Purchasers	Date Of Sale	Title Of Securities	Number Of Securities	Aggregate Purchase Price And Form Of Consideration
Founders of the Company (10 persons)	May, 2002	Common	10,125,000	$10/cash
Investors in Private Offering	June 14, 2002 - March, 2003	Common	5,545,000	$1,109,000/cash
Investors in Private Offering	March 2003 - July 2003	Common	2,827,700	$848,310/cash

All sales were made in reliance on Section 4(2) of the Securities Act, as transactions not involving a public offering. These sales were made without general solicitation or advertising. Each purchaser was provided access to all relevant information necessary to evaluate the investment.

INTEREST OF EXPERTS AND LEGAL COUNSEL

At August 26, 2003, our legal advisors, Berns & Berns, had options to acquire 728,000 Shares, at an exercise price of $0.20 per Share. At May 31, 2003 Berns & Berns had options to acquire a total of 564,062 Shares, at an exercise price of $0.20 per Share; through August 26, 2003, the Company granted Berns & Berns options to acquire an additional 163,938 Shares, at an exercise price of $0.20 per Share, resulting in a total of 728,000 Shares that can be acquired through the exercise of options.

WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed a registration statement with the SEC on Form SB-2 to register the offer and sale of the Shares. This Prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under this Prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits and schedules at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov. You can also call or write us at any time with any questions you may have, or visit our website at www.Narrowstep.com.

REPORTS TO STOCKHOLDERS

We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year. Our fiscal year ends in February.

PLAN OF DISTRIBUTION

Sales by Selling Shareholders. The Selling Shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling Shares:

ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

an exchange distribution in accordance with the rules of the applicable exchange;

privately-negotiated transactions;

short sales;

broker-dealers may agree with the Selling Shareholders to sell a specified number of Shares at a stipulated price per share;

through the writing of options on the Shares;

a combination of any such methods of sale; and

any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their Shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver Shares in connection with these trades.

The Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell Shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Shareholders cannot assure that all or any of the Shares offered in this Prospectus will be issued to, or sold by, the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered in this Prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the Shares, excluding brokerage commissions or underwriter discounts.

The Selling Shareholders, alternatively, may sell all or any part of the Shares offered in this Prospectus through an underwriter. No Selling Shareholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Shareholders and any other persons participating in the sale or distribution of Shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the Shares by, the Selling Shareholders or any other such person.

Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Shares.

If a Selling Shareholder notifies us that they have a material arrangement with a broker-dealer for the resale of the Shares, then we would be required to amend the registration statement of which this Prospectus is a part, and file a Prospectus supplement to describe the agreements between the Selling Shareholder and the broker-dealer.

LEGAL PROCEEDINGS

We are not a party to or aware of any pending or threatened lawsuits or other legal actions.

LEGAL MATTERS

The validity of the Shares offered under this Prospectus is being passed upon for us by Berns & Berns, New York, New York.

EXPERTS

Our financial statements as of and for the period ended February 28, 2003, included in this Prospectus and in the registration statement, have been audited by Eisner LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph relating to our ability to continue as a going concern described in Note A to the financial statements) thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Independent auditor s report	F-2
Balance sheets as of February 28, 2003 and May 31, 2003 (unaudited)	F-3
Statements of operations for the period from May 2, 2002 (inception) through February 28, 2003, for the three-month period ended May 31, 2003 (unaudited) and for the period from May 9, 2002 (inception) through May 31, 2003 unaudited	F-4
Statements of changes in stockholders equity for the period from May 9, 2002 (inception) through February 28, 2003, and for the three-month period ended May 31, 2003 (unaudited)	F-5
Statements of cash flows for the period from May 9, 2002 (inception) through February 28,2003, for the three-month period ended May 31, 2003 (unaudited) and for the period from May 9, 2002 (inception) through May 31, 2003 (unaudited)	F-6
Notes to consolidated financial statements	F-7

FINANCIAL STATEMENTS

Contents

Page

Consolidated Financial Statements

Independent auditors' report F-2

Balance sheets as of February 28, 2003, and May 31, 2003 (unaudited) F-3

Statements of operations for the period from May 9, 2002 (inception) through February 28, 2003,

for the three-month period ended May 31, 2003 (unaudited) and for the period from

May 9, 2002 (inception) through May 31, 2003 (unaudited) F-4

Statements of changes in stockholders' equity for the period from May 9, 2002 (inception) through

February 28, 2003, and for the three-month period ended May 31, 2003 (unaudited) F-5

Statements of cash flows for the period from May 9, 2002 (inception) through February 28, 2003,

for the three-month period ended May 31, 2003 (unaudited) and for the period from May 9, 2002

(inception) through May 31, 2003 (unaudited) F-6

Notes to consolidated financial statements F-7

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders

Narrowstep Inc. and subsidiary

We have audited the accompanying consolidated balance sheet of Narrowstep Inc. and subsidiary (a development stage enterprise) (the "Company") as of February 28, 2003 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the period from May 9, 2002 (inception) through February 28, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Narrowstep Inc. and subsidiary as of February 28, 2003 and the consolidated results of their operations and their cash flows for the period from May 9, 2002 (inception) through February 28, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements the Company has earned no significant revenues, incurred a net loss, had negative cash flows from operations and needs to raise additional capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Eisner LLP

New York, New York

May 22, 2003

Consolidated Balance Sheets
	May 31,	February 28,
	2003	2003
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 347,000	$ 574,000
Accounts receivable, net of allowance for doubtful accounts of $5,000
and $0, respectively	29,000	9,000
Prepaid expenses and other current assets	82,000	48,000

Total current assets	458,000	631,000

Property and equipment, net	102,000	21,000
Software development costs, net of accumulated amortization of $11,000 and
$0, respectively	74,000	56,000

Total assets	$ 634,000	$ 708,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 79,000	$ 10,000
Purchase price payable to officer/stockholder for acquisition of subsidiary	15,000	46,000
Accrued liabilities	56,000	66,000

Total current liabilities	150,000	122,000

Stockholders' equity
Common stock, $0.000001 par value, 50,000,000 shares authorized,
16,000,500 and 15,670,000 shares issued and outstanding and to be issued
Additional paid-in capital	1,033,000	994,000
Stock subscription receivable	(5,000)	(75,000)
Deficit accumulated during the development stage	(528,000)	(324,000)
Accumulated other comprehensive loss	(16,000)	(9,000)

Total stockholders' equity	484,000	586,000

Total liabilities and stockholders' equity	$ 634,000	$ 708,000

Consolidated Statements of Operations
	Three-Month	Period From May 9, 2002
	Period Ended	(Inception) Through
	May 31,	February 28,	May 31,
	2003	2003	2003
	(Unaudited)		(Unaudited)

Revenue:
Advertising	$ 13,000		$ 13,000
Consulting	9,000	$ 27,000	36,000

Total revenue	22,000	27,000	49,000

Cost of revenue:
Direct costs	7,000	40,000	47,000
Software amortization	11,000		11,000

Gross profit (loss)	4,000	(13,000)	(9,000)

Operating expenses:
Research and development	112,000	80,000	192,000
Selling, general and administrative	98,000	153,000	251,000
Purchased in-process research and development		57,000	57,000

Total operating expenses	210,000	290,000	500,000

Loss from operations	(206,000)	(303,000)	(509,000)

Other income (expense)	2,000	(21,000)	(19,000)

Net loss	$ (204,000)	$ (324,000)	$ (528,000)

Net loss per share - basic and diluted	$(0.01)	$(0.03)	$(0.04)

Weighted-average number of shares outstanding -
basic and diluted	15,797,690	11,574,619	12,578,553

Consolidated Statements of Changes in Stockholders' Equity

Period From May 9, 2002 (Inception) Through February 28, 2003

and for the Three-Month Period Ended May 31, 2003
	Common Stock			Accumulated
	Par Value		Additional	Other	Stock
	$0.000001		Paid-in	Comprehensive	Subscription	Accumulated
	Shares	Amount	Capital	Loss	Receivable	Deficit	Total

Issuance of common stock to founders, net of
1,500,000 shares contributed back to the Company	8,625,000
Common stock sold in private placement offering,
net of expenses	5,545,000		$ 972,000		$ (75,000)		$ 897,000
Common stock issued for private placement services	1,500,000
Consulting services fees waived by majority stockholder			22,000				22,000
Net loss for the period from May 9, 2002 (inception)
through February 28, 2003						$ (324,000)	(324,000)
Foreign currency translation loss				$ (9,000)			(9,000)
Comprehensive loss							(333,000)

Balance - February 28, 2003	15,670,000		994,000	(9,000)	(75,000)	(324,000)	586,000
Common stock sold in private placement, net
of expenses	330,500		89,000				89,000
Expenses incurred in connection with registration
statement			(52,000)				(52,000)
Proceeds of subscription receivable					70,000		70,000
Compensation related to stock options			2,000				2,000
Net loss for the period from March 1, 2003 through
May 31, 2003						(204,000)	(204,000)
Foreign currency translation loss				(7,000)			(7,000)
Comprehensive loss							(211,000)

Balance - May 31, 2003 (unaudited)	16,000,500		$ 1,033,000	$ (16,000)	$ (5,000)	$ (528,000)	$ 484,000

Consolidated Statements of Cash Flows
	Three-Month	Period From May 9, 2002
	Period Ended	(Inception) Through
	May 31,	February 28,	May 31,
	2003	2003	2003
	(Unaudited)		(Unaudited)

Cash flows from operating activities:
Net loss	$ (204,000)	$ (324,000)	$ (528,000)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	17,000	3,000	20,000
Stock-based compensation	2,000		2,000
Provision for doubtful accounts	5,000		5,000
Consulting fees waived by officer/stockholder		22,000	22,000
Purchased in-process research and development		57,000	57,000
Changes in assets and liabilities after acquisition:
Accounts receivable	(25,000)	(9,000)	(34,000)
Prepaid expenses and other current assets	(34,000)	(48,000)	(82,000)
Accounts payable and accrued expenses	59,000	49,000	108,000

Net cash used in operating activities	(180,000)	(250,000)	(430,000)

Cash flows from investing activities:
Purchases of property and equipment	(87,000)	(24,000)	(111,000)
Capitalized software development costs	(29,000)	(39,000)	(68,000)

Net cash used in investing activities	(116,000)	(63,000)	(179,000)

Cash flows from financing activities:
Net proceeds from issuance of common stock	159,000	897,000	1,004,000
Expenses incurred to register common stock	(52,000)
Payment to principal shareholder for acquisition of subsidiary	(31,000)		(31,000)

Net cash provided by financing activities	76,000	897,000	973,000

Effect of exchange rates on change in cash	(7,000)	(10,000)	(17,000)

Net (decrease) increase in cash and cash equivalents	(227,000)	574,000	347,000
Cash and cash equivalents at the beginning of period	574,000	0	0

Cash and cash equivalents at the end of period	$ 347,000	$ 574,000	$ 347,000

Supplemental disclosures of noncash investing
and financing activities:
Acquisition of subsidiary for obligation payable to principal
shareholder		$ 46,000	$ 46,000
Noncash capital contribution by principal shareholder		$ 22,000	$ 22,000

Note A - Organization and Basis of Presentation

Organization:

Narrowstep Inc. was incorporated in Delaware on May 9, 2002 and adopted a fiscal year ended in February. On September 19, 2002 Narrowstep Inc. acquired all of the outstanding common stock of Narrowstep Ltd., a company incorporated in the United Kingdom. Narrowstep Inc.'s activities prior to the acquisition consisted of raising capital. The accompanying consolidated financial statements include the accounts of Narrowstep Inc. and its wholly owned subsidiary, Narrowstep, Ltd. (the "Company"). All intercompany balances and transactions have been eliminated.

The Company, which is in the development stage, is in the business of developing, producing, transmitting and managing, via the Internet, television-like channels of streaming video broadcasts which are tailored for, and targeted to, specific audiences. The Company also offers a comprehensive range of related services to third parties which facilitate channel development, including consulting, channel design, maintenance and operation and content production.

On April 22, 2003, Rig.TV, a limited liability partnership, was formed in the United Kingdom as a joint venture in which the Company and a customer each acquired a 50% interest for a nominal investment. At May 31, 2003, the joint venture has not commenced operations. The future revenue-generating activities of this joint venture are anticipated to result from the creation and publishing of mining and resource companies' corporate videos to the Internet via the Rig.TV player.

Basis of presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business. The Company will continue to require the infusion of capital until it develops its business and generates positive cash flow. During 2003, the Company anticipates raising additional capital, generating revenues and continuing to monitor its operating expenses. However, the Company does not have any written commitments for any additional equity or debt financing, hence no assurance can be given that the Company will obtain additional financing (see Note K).

Since inception, the Company has not earned significant revenues from its primary narrowcasting business, has incurred a net loss and has used cash in its operating activities. Unless the Company attains profitability and generates positive cash flows from its operations in the near future or obtains sufficient additional financing, of which there can be no assurance, management will be required to curtail marketing expenditures and product introductions, which will affect the Company's ability to fully implement its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

Note B - Significant Accounting Policies

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Note B - Significant Accounting Policies (continued)

Revenue recognition:

The Company's two primary sources of revenue pursuant to its business plan are advertising and Internet channel building. The Company recognizes advertising revenue generated from its own Internet channels on a per impression basis. The Company will recognize revenue from its Internet channel building as services are rendered. Revenue from the Company's channel building service is anticipated to include (i) consulting fees charged to assist customers in the design and development of the customer's channel, (ii) consulting fees related to actual filming and recording of specific customer content, (iii) a percentage of the sponsorships and/or advertising that the customer's channel generates, and (iv) an annual maintenance fee. For the period from May 9, 2002 (inception) through February 28, 2003 and the three-month period ended May 31, 2003, the Company has not earned any revenue from channel building.

The Company also performs certain consulting services unrelated to its primary narrowcasting business.

Cash and cash equivalents:

Cash and cash equivalents consist of funds held on deposit with banking institutions with original maturities of less than ninety days.

Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided for over the estimated lives of the respective assets, generally three or four years, using the straight-line method. Expenditures for repairs and maintenance are charged to expense as incurred.

Software development costs:

The Company accounts for its internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. During the period from May 9, 2002 (inception) through February 28, 2003 and the three-month period ended May 31, 2003, the Company capitalized $56,000 and $29,000, respectively, including $17,000 allocated as software development costs in connection with the acquisition of Narrowstep Ltd. (Note C). The Company did not record any amortization expense for the period ended February 28, 2003, as the software was completed on February 28, 2003. Amortization expense for the three-month period ended May 31, 2003 amounted to $11,000 using a useful life of two years.

Foreign currency translation:

The functional currency of the Company's United Kingdom subsidiary is the British Pound Sterling. Accordingly, assets and liabilities of the subsidiary have been translated using the exchange rate in effect at the balance sheet date and its expenses have been translated using the average exchange rate for the period since the date of acquisition with the losses resulting from the changes in exchange rates reported directly in stockholders' equity as accumulated other comprehensive loss. Foreign currency transaction gains and losses included in operations for the period from May 9, 2002 (inception) through February 28, 2003 and for the three-month period ended May 31, 2003 were not material.

Note B - Significant Accounting Policies (continued)

[7] Net loss per share:

Basic and diluted net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. No effect has been given to potential issuance of common stock resulting from outstanding options in the diluted computation as their effect would be antidilutive.

[8] Comprehensive income (loss):

Comprehensive income (loss) is defined as net income (loss) and other changes in stockholders' equity from transactions and other events from sources other than stockholders. Comprehensive loss for the period from May 9, 2002 (inception) through February 28, 2003 and the three-month period ended May 31, 2003 consists of net loss plus the loss attributable to foreign currency translation.

[9] Impairment of long-lived assets and long-lived assets to be disposed of:

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No such events and circumstances have occurred.

[10] Advertising costs:

The Company expenses advertising costs as incurred. Advertising expenses were approximately $7,000 and $6,000 for the period from May 9, 2002 (inception) through February 28, 2003, and the three-month period ended May 31, 2003, respectively.

Income taxes:

Narrowstep, Inc., the parent company, is a United States corporation and files a corporate income tax return in the United States. Narrowstep, Ltd., the subsidiary, is a United Kingdom corporation and files its own corporate income tax return in the United Kingdom. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax bases of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

Note B - Significant Accounting Policies (continued)

Stock-based compensation:

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages the use of the fair value based method of accounting for stock-based employee compensation. Alternatively, SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value based method of accounting had been applied to employee awards. Under APB Opinion 25, compensation cost is measured based on the excess, if any, of the quoted market price of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. The Company has elected to apply the provisions of APB Opinion 25 and provide the disclosures required by SFAS No. 123. The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards.

	Three-Month	Period From May 9, 2002
	Period Ended	(Inception) Through
	May 31,	February 28,	May 31,
	2003	2003	2003
	(Unaudited)		(Unaudited)

Reported net loss	$ (204,000)	$ (324,000)	$ (528,000)
Stock-based employee compensation included in
reported net loss	2,000		2,000
Stock-based employee compensation determined
under the fair value based method	(7,000)	(24,000)	(31,000)

Pro forma net loss	$ (209,000)	$ (348,000)	$ (557,000)

Loss per share (basic and diluted):
As reported	$(0.01)	$(0.03)	$(0.04)
Pro forma	$(0.01)	$(0.03)	$(0.04)

The weighted-average fair value of options granted from May 9, 2002 (inception) through February 28, 2003 and May 31, 2003 was approximately $0.03 and $0.04, respectively. The weighted-average fair value of options granted for the three months ended May 31, 2003 was $0.11.

The following assumptions were used under the Black-Scholes option-pricing model:

	Three-Month	Period From May 9, 2002
	Period Ended	(Inception) Through
	May 31,	February 28,	May 31,
	2003	2003	2003
	(Unaudited)		(Unaudited)

Volatility	0.00%	0.00%	0.00%
Risk-free interest rate	2.5% - 2.9%	2.9% - 3.8%	2.9% - 3.8%
Expected life in years	1.3 - 3.7	1.3 - 4.5	1.3 - 4.5
Dividend yield	0.00%	0.00%	0.00%

Note C - Acquisition of Narrowstep, Ltd.

On June 11, 2002, the Company entered into an agreement with its principal stockholder and chief executive officer to purchase all of the outstanding common stock of Narrowstep, Ltd., a development-stage corporation in the United Kingdom, for GBP30,000 ($46,000). The purchase was contingent upon the Company raising $250,000 in a private placement, which was complied with. As a result, Narrowstep, Ltd. was acquired on September 19, 2002. The purchase price plus the excess of liabilities over tangible assets of Narrowstep, Ltd. at the date of acquisition was allocated to acquired in-process research and development, which was charged to operations, and software development costs. Under the agreement the principal stockholder assigned to the Company all the intellectual property rights he owned associated with the development of Narrowstep, Ltd.'s services including trademarks, business support materials, websites and rights in planned patent applications. The aforementioned charge was associated with the basic concept to establish targeted Internet, video broadcast channels, and certain other technology under development at the time of the acquisition. In connection with this purchase, the principal stockholder agreed to become the chief executive officer of the Company (see Note J). The results of operations of Narrowstep, Ltd. are included in the accompanying financial statements from the date of acquisition.

As of May 31, 2003, the Company had paid $31,000 of the purchase price and the $15,000 balance was paid in June 2003.

The following represents the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Assets:
Accounts receivable	$ 8,000
Property and equipment	3,000
Software development costs	17,000
Acquired in-process research and development	57,000

Total assets	85,000

Accounts payable and accrued expenses	39,000

Net assets acquired	$ 46,000

Note D - Property and Equipment

Property and equipment consists of the following:

	May 31,	February 28,	Estimated
	2003	2003	Useful Life
	(Unaudited)

Office furniture	$ 4,000	$ 2,000	4 years
Computer equipment	107,000	22,000	3 years

	111,000	24,000
Less accumulated depreciation	9,000	3,000

	$ 102,000	$ 21,000

Depreciation expense for the period from May 9, 2002 (inception) through February 28, 2003 and the three-month period ended May 31, 2003 was approximately $3,000 and $6,000, respectively.

Note E - Stockholders' Equity

Pursuant to private placement offerings, during the period ended February 28, 2003 and the three-month period ended May 31, 2003, the Company sold an aggregate of approximately 5,545,000 and 330,500 shares of its common stock at $0.20 and $0.30 per share, respectively. The proceeds of the offerings have been reduced by placement commissions and certain legal expenses in the amount of $137,000 and $10,000, respectively. As of February 28, 2003, 375,000 shares sold at such date had not been issued. Such shares were issued during the three-month period ended May 31, 2003. As of May 31, 2003, the 330,500 shares sold during such three-month period had not been issued. Such shares were issued in August 2003. All such shares are classified as to be issued in the accompanying balance sheets. In connection with the private placement during the period ended February 28, 2003, 375,000 shares were sold for $75,000 for which a subscription receivable is reflected as a reduction in stockholders' equity at such date. During the three-month period ended May 31, 2003, the Company received $70,000 and the balance of $5,000 was received in June 2003. Prior to the initial private placement offering, the Company's Board of Directors had established $0.20 as the fair value for the Company's common stock.

In August 2002, the Company entered into an agreement with one of its founders pursuant to which the founder assigned 1,500,000 shares of his common stock back to the Company. The Company then granted these shares to a third party as consideration for services relating to the private placement of securities. The shares of common stock issued as consideration to this third party were valued at $300,000 and accounted for as an expense of the private placement.

At May 31, 2003, the Company had incurred $52,000 of expenses in connection with an undertaking to register the Company's common stock which has been charged to additional paid-in capital.

Note F - Stock Options

The Company has not adopted a stock option plan but has granted stock options to executive officers, certain other employees, directors and consultants/advisors.

The following is a summary of stock option activity:

		Exercise
	Number of	Price	Weighted-Average
	Shares	Per Share	Exercise Price

Options granted during the period and outstanding
at February 28, 2003	2,181,127(a)	$0.20	$0.20

Options granted during the three-month period ended
May 31, 2003	375,187	$0.20 - 0.30	$0.24

Options outstanding at May 31, 2003 (unaudited)	2,556,314		$0.20

Options exercisable at February 28, 2003	403,875

Options exercisable at May 31, 2003 (unaudited)	779,062

Includes options granted in July 2002 to purchase 500,000 shares of the Company's common stock to an officer/stockholder of the Company where 250,000 options vest when the Company's shares begin trading publicly in the United States. The remaining 250,000 shares vest upon the Company achieving quarterly operating profitability. During February 2003, the Company granted options to purchase 600,000 shares of the Company's common stock to an employee of the Company where the options vest upon the Company meeting certain revenue targets as defined in the agreement.

Note F - Stock Options (continued)

In connection with the Company's filing with the Securities and Exchange Commission (the "SEC") for registering certain shares of common stock and other consulting services, the Company has granted to its outside counsel 203,875 and 360,187 options to purchase shares of common stock at an exercise price of $0.20 during the period ended February 28, 2003 and the three-month period ended May 31, 2003, respectively. Such options, which are included in the above tabulation, expire on December 31, 2006. The options which have been accounted for as an expense of the private placement have been valued at $1,000 and $38,000 using the Black-Sholes option-pricing model with the following assumptions:

	February 28,	May 31,
	2003	2003

Volatility	0.00%	0.00%
Risk-free interest rate	2.9%	2.52%
Expected life	1.3 years	1.3 years
Dividend yield	0.00%	0.00%

Note G - Reportable Segments

The Company considers its business to consist of a single operating segment, narrowcasting. The consolidated financial statements include the results of operations of a subsidiary operating in the United Kingdom. This subsidiary represents approximately 12% and 46% of the consolidated assets at February 28, 2003 and May 31, 2003, respectively.

Note H - Income Taxes

As of February 28, 2003 and May 31, 2003, the Company had a net operating loss carryforward for United States tax purposes of approximately $23,000 and $33,000, respectively, which expires in 2023 and 2024. In addition, the Company had a net operating loss carryforward for United Kingdom tax purposes of approximately $301,000 and $495,000 at February 28, 2003 and May 31, 2003, respectively, which lasts indefinitely.

The Company's deferred tax asset as of February 28, 2003 and May 31, 2003, represents future benefits from net operating loss carryforwards in the United States and the United Kingdom of approximately $100,000 and $161,000, respectively, which is fully offset by a valuation allowance since the future realization of such tax benefits is not presently determinable.

Note H - Income Taxes (continued)

The difference between the benefit computed at the United States statutory income tax rate applied to the Company's net loss and the Company's effective income tax rate is summarized as follows.

	Period From
	May 9, 2002	Three-Month
	(Inception) to	Period Ended
	February 28,	May 31,
	2003	2003
		(Unaudited)

United States statutory income tax rate	(34)%	(34)%
Foreign tax rate differences	4	4
Net operating loss carryforward for which no benefit
was recognized	30	30

Effective income tax rate	0%	0%

Note I - Related Party Transactions

The Company's chief executive officer and principal stockholder provides certain consulting services to third parties unrelated to the narrowcasting business. The chief executive officer is entitled to receive as compensation from the Company 80% of the revenues from the consulting services after payment of all related expenses. The chief executive officer has waived all payments due to him for consulting services for the period from May 9, 2002 (inception) through February 28, 2003 amounting to $22,000. Such amount has been accounted for as a direct cost of revenue and as a contribution to capital during the period ended February 28, 2003.

See Note C related to acquisition of subsidiary from principal stockholder of the Company.

In September 2002, the Company loaned one of its directors $2,500 at a 2% interest rate. This loan is due in March 2004 and is included in other assets in the accompanying consolidated balance sheets.

Note J - Commitments

In May 2002, the Company entered into twelve-month employment agreements, unless terminated by either party, with its chief executive officer and sales director for annual salaries of GBP48,000, and GBP48,000, respectively. These employment agreements also contain certain incentives that are contingent on the future operating performance of the Company as well as the potential listing of the Company's common stock.

In November 2002, the Company entered into a lease for commercial office space in the United Kingdom that expired in May 2003. The Company continues to occupy this office space on month-to-month basis. The rental payment pursuant to this lease is approximately GBP2,500 per month. Rent expense during the period ended February 28, 2003 and the three-month period ended May 31, 2003 amounted to $14,000 and $11,000, respectively.

Note K - Subsequent Event

From June 1, 2003 through July 30, 2003, the Company sold 2,497,200 shares of its common stock at $.30 per share pursuant to a private placement offering for net proceeds of approximately $674,000.

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

Until ______________ (ninety days after the date_______), all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotment or subscriptions.

PART II - INFORMATION NOT REQUIRED IN Prospectus

Item 24. Indemnification of Directors and Officers.

The information required by this Item is incorporated by reference to "Management - Statement Concerning Indemnification" in the Prospectus herein.

Item 25. Other Expenses of Issuance and Distribution.

Amount to be paid
SEC Registration Fee	$237

Blue Sky Fees and Expenses	$0

Legal Fees and Expenses	$69,000

Accountants' Fees and Expenses	$70,000

Miscellaneous	$1,000

TOTAL	$140,237

The foregoing expenses, except for the SEC fees, are estimated.

Item 26. Recent Sales of Unregistered Securities.

The following sets forth information relating to all previous sales of Shares by the Registrant which sales were not registered under the Securities Act:

The following table sets forth information regarding all securities sold by us since our inception on May 9, 2002.

Class Of Purchasers	Date Of Sale	Title Of Securities	Number Of Securities	Aggregate Purchase Price And Form Of Consideration
Founders of Company (10 persons)		Common	10,125,000	$10/cash
Investors in Private Offerings (32 persons)	June 2002 - February 2003	Common	5,545,000	$1,109,000/cash
Investors ( 15 persons)	March 2003 - July 2003	Common Stock	2,827,700	$848,310/cash

All sales were made in reliance on Section 4(2) of the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the Shares were being acquired for investment.

Item 27. Exhibits.

The following exhibits are filed with this Registration Statement:

NUMBER EXHIBIT NAME

3.1 Articles of Incorporation

3.2 By-Laws

4.1 Specimen Common Stock Certificate

5 Opinion Regarding Legality

10 Material Contracts

a. Agreement dated June 11, 2002, between Narrowstep and Iolo Jones.

b. Agreement dated May 10, 2002, between Narrowstep and Iolo Jones.

c. Agreement dated May 10, 2002 between Narrowstep and Paul Robinson.

d. Agreement dated October 1, 2002, between Narrowstep and Jason Jack.

e. Agreement dated October 1, 2002, between Narrowstep and Robert Smith.

f. Agreement dated March 24, 2003, between Narrowstep and Dilip Shukla.

g. Agreement dated April 24, 2003, between Narrowstep and Jim Goodman.

h. Migration Server Agreement dated December 6, 2002, between Narrowstep and Rackspace Ltd.

i. Managed Hosting Agreement dated December 6, 2002, between Narrowstep and Rackspace Ltd.

23.1 Consent of Counsel (to be included in Opinion Regarding Legality)3

23.2 Consent of Eisner LLP

27 Financial Data Schedule

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

Subject to the terms and conditions of Section 15(d) of the Exchange Act, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted under authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to director, officer, and controlling persons of the Registrant under its Certificate of Incorporation or provisions of Delaware law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized by power of attorney, in the City of London, United Kingdom, September 9, 2003.

NARROWSTEP INC.

By /s/ Iolo Jones
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name:  /s/ Iolo Jones
Title:    Principal Executive Officer, Director
Date:    September 9, 2003

Name: /s/ Paul Robinson
Title:      Principal Financial Officer, Principal Accounting Officer, Director
Date:      September 9, 2003

Name: /s/ Peter Siddall
Title:    Director
Date:   September 9, 2003